Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets ("[...***...]") in this exhibit. ***

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT

This AMENDMENT NO. 1 TO TERM LOAN AGREEMENT, dated as of May 3, 2019 (this “Amendment”), is among SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower, as guarantors (each, a “Guarantor”), certain funds affiliated with Oaktree Capital Management, L.P. (“Oaktree” and such funds, the “Lenders”) and Oaktree Fund Administration, LLC (the “Agent”).

RECITALS

WHEREAS, the Borrower, certain subsidiaries of the Borrower, the Lenders and the Agent are parties to that certain Term Loan Agreement, dated as of November 7, 2018, (as further modified and supplemented prior to the date hereof, the “Term Loan Agreement”), pursuant to which the Lenders provided a senior secured first lien term loan facility to the Borrower consisting of (i) term loans in the aggregate principal amount of $100,000,000 and (ii) delayed draw term loans in the aggregate principal amount of $50,000,000; and

WHEREAS, the Borrower has requested that the Lenders and Agent agree to amend the Term Loan Agreement in certain respects, as set forth in this Amendment, so as to allow the Borrower to borrow $20,000,000 of the Delayed Draw Term Loans in a single drawing subject to the terms and conditions set forth herein, notwithstanding that the Delayed Draw Eligibility Event has not yet occurred (the “Early Delayed Draw Term Loan”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.          Definitions. Except as otherwise defined in this Amendment, terms defined in the Term Loan Agreement are used herein as defined therein.

SECTION 2.          Amendments. Each of the parties hereto agrees that, effective on the Effective Date (as defined below), the Term Loan Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Term Loan Agreement attached as Exhibit A hereto (the “Amended Term Loan Agreement”).

SECTION 3.          Representations and Warranties. Each of the Loan Parties represents and warrants as follows:

(a)          Both before and after giving effect to the borrowing of the Early Delayed Draw Term Loan, the representations and warranties contained in the Amended Term Loan Agreement and the other Loan Documents (each as amended hereby) are true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties are true and correct in all respects) on and as of the Early Delayed Draw Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that Agent has not perfected its lien and security interest in the deposit accounts of Scilex Holding Company and Semnur Pharmaceuticals, Inc.;

(b)          Both before and after giving effect to the borrowing of the Early Delayed Draw Term Loan, no event has occurred and is continuing or would result from the making of the Early Delayed Draw Term Loans that would constitute a Default or Event of Default under the Amended Term Loan Agreement or the other Loan Documents; provided that Agent has not perfected its lien and security interest in the deposit accounts of Scilex Holding Company and Semnur Pharmaceuticals, Inc.;

(c)          Since December 31, 2018, no event, circumstance or change has occurred that has caused or would reasonably be expected to cause, in any case or in the aggregate, a Material Adverse Effect; and

(d)          Each Loan Party has duly executed and delivered this Amendment, this Amendment constitutes the valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with the respective terms of this Amendment, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the execution, delivery and performance of this Amendment do not violate any provision of (i) any law or any governmental rule or regulation binding upon and applicable to such Loan Party, or (ii) any order, judgment or decree of any Governmental Authority binding on such Loan Party; except for any such violations which will not result in a Material Adverse Effect.

SECTION 4.          Conditions of Effectiveness. This Amendment shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived), in each case, as determined by the Required Lenders:

(a)          Execution and Consents. The Agent shall have received counterparts of this Amendment executed by the Borrower, each Guarantor, the Lenders and the Agent.

(b)          Fee Letter. The Agent shall have received counterparts of the fee letter dated as of the Effective Date executed by the Borrower, the Agent and Oaktree (the “Amendment No. 1 Fee Letter”).

(c)          Sorrento Side Letter. The Agent shall have received counterparts of the side letter dated as of the Effective Date executed by the Borrower, the Agent and Oaktree.

(d)          Scilex Holding Company Side Letter. The Agent shall have received counterparts of the side letter dated as of the Effective Date executed by Scilex Holding Company, the Agent and Oaktree.

(e)          Opinion. The Agent shall have received an executed copy of the favorable written opinion of counsel to the Borrower as to such matters as the Agent may request, dated as of the Effective Date, and otherwise in form and substance reasonably satisfactory to the Agent.

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(f)          Officer’s Certificate. The Agent shall have received a certificate signed by an Authorized Officer of the Borrower certifying such matters as the Agent may request, dated as of the Effective Date and in form and substance reasonably satisfactory to the Agent.

(g)          Fees and Expenses. The Borrower shall have paid all amounts required to be paid on or prior to the date hereof under the Amendment No. 1 Fee Letter and the actual expenses of the Lenders and the Agent (including the actual legal fees and out-of-pocket expenses of Sullivan & Cromwell LLP, as outside counsel to Oaktree) for which invoices have been presented (and, to the extent not provided prior to the date hereof, within two (2) Business Days after delivery thereof).

(h)          Representations and Warranties. The representations and warranties set out in Section 3 hereof shall each be true and correct as of the Effective Date.

(i)          No Default. No event shall have occurred or be continuing or would result from the borrowing of the Early Delayed Draw Term Loan that would constitute a Default or Event of Default.

SECTION 5.          Effect on the Term Loan Agreement and Loan Documents.

(a)          Upon the effectiveness of Section 2 hereof, on and after the date hereof each reference in the Term Loan Agreement to “this Term Loan Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Loan Documents to the Term Loan Agreement, shall mean and be a reference to the Amended Term Loan Agreement.

(b)          Except as specifically amended above, the Term Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the “Collateral” described therein do and shall continue to secure the payment of all of the “Obligations” described therein.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any of the Lenders under the Term Loan Agreement or any of the Loan Documents (each as amended hereby), nor constitute a waiver of any provision thereof.

(d)          The entering into of this Amendment by the Agent and the Lenders and any consent to this Amendment by any Lender shall not be deemed to limit or hinder any rights of any such party under the Term Loan Agreement or any Loan Document (each as amended hereby), nor shall it be deemed to create or infer a course of dealing between any such party, on the one hand, and the Borrower or any Guarantors, on the other hand, with regard to any provision thereof.

SECTION 6.          Costs and Expenses. The Borrower agrees to pay on demand all actual costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the actual fees and out-of-pocket expenses of Sullivan & Cromwell LLP, as outside counsel to Oaktree Capital Management, L.P., with respect thereto.

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SECTION 7.          Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.          Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.          Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Amendment or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

SECTION 10.         Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in Section 9 above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 11.         Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1of the Amended Term Loan Agreement.

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SECTION 12.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

SECTION 13.         Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14.         Reaffirmation. Each Loan Party (a) consents to the amendments of the Term Loan Agreement as set forth herein; (b) acknowledges, ratifies and reaffirms its obligations and other Indebtedness owing to the Secured Parties under any Loan Document to which it is a party, including the Guaranty of the Term Loans (including the Early Delayed Draw Term Loan) by each Guarantor; (c) agrees that each of the provisions of the Loan Documents to which it is a party (as amended by this Amendment), and each right and remedy of the Secured Parties thereunder, is and shall remain in full force and effect; and (d) reaffirms, acknowledges, agrees and confirms that it has granted to the Agent a validly created, enforceable and, to the extent required by the Loan Documents, perfected security interest in the Collateral in which it has an interest in order to secure all of its present and future Indebtedness evidenced by the Loan Documents to which it is a party, and acknowledges and agrees that such security interest, and all Collateral heretofore pledged as security for the Obligations and for such Indebtedness, continue to be and remain in full force and effect on and after the date hereof. Without limiting the generality of the foregoing, each of the undersigned hereby ratifies and reaffirms each and every provision set forth in the Amended Term Loan Agreement and the other Loan Documents to which it is a party effective as of the date hereof. Subject to the terms of the Amended Term Loan Agreement and other Loan Documents, all Indebtedness of any of the undersigned that is evidenced by any of the Loan Documents are unconditionally owing by such Person to the Secured Parties, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever, except to the extent provided to the contrary in the Loan Documents.

SECTION 15.         Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Signature Pages Follow

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

SORRENTO THERAPEUTICS, INC.,
as Borrower

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	President, Chief Executive Officer and Chairman of the Board

Scilex Holding Company,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Secretary and Treasurer

Semnur Pharmaceuticals, Inc.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Secretary and Treasurer

ARK ANIMAL HEALTH, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

BIOSERV CORPORATION,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	President

Signature Page to Amendment No. 1

Coentre Technologies LLC,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

Concortis Biosystems, Corp.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

LA CELL, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

SCINTILLA PHARMACEUTICALS, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

SNAN HOLDCO LLC,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Manager

SORRENTO BIOLOGICS, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

Signature Page to Amendment No. 1

TNK THERAPEUTICS, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

BDL PRODUCTS, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	President

CARGENIX HOLDINGS LLC,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

CONCORTIS, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	President

LEVENA BIOPHARMA US, INC.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

SINIWEST HOLDING CORP.,
as Guarantor

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	President

Signature Page to Amendment No. 1

OAKTREE FUND ADMINISTRATION, LLC, as Agent

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Managing Director

By:	/s/ Mary Gallegly
	Name:	Mary Gallegly
	Title:	Senior Vice President

Signature Page to Amendment No. 1

SC Investments E Holdings, LLC,
as a Lender

By:	Oaktree Fund GP IIA, LLC
Its:	Manager

By:	Oaktree Fund GP II, L.P.
Its:	Managing Member

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Authorized Signatory

By:	/s/ Mary Gallegly
	Name:	Mary Gallegly
	Title:	Authorized Signatory

SC Investments NE Holdings, LLC,
as a Lender

By:	Oaktree Fund GP IIA, LLC
Its:	Manager

By:	Oaktree Fund GP II, L.P.
Its:	Managing Member

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Authorized Signatory

By:	/s/ Mary Gallegly
	Name:	Mary Gallegly
	Title:	Authorized Signatory

Signature Page to Amendment No. 1

Oaktree Strategic Income II, Inc.,
as a Lender

By:	Oaktree Capital Management, L.P.
Its:	Investment Advisor

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Managing Director

By:	/s/ Mary Gallegly
	Name:	Mary Gallegly
	Title:	Senior Vice President

OSCL SRNE, LLC,
as a Lender

By:	Oaktree Specialty Lending Corporation
Its:	Managing Member

By:	Oaktree Capital Management, L.P.
Its:	Investment Advisor

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Managing Director

By:	/s/ Mary Gallegly
	Name:	Mary Gallegly
	Title:	Senior Vice President

Signature Page to Amendment No. 1

Exhibit A

Amendments to Term Loan Agreement

EXECUTION VERSION

EXHIBIT A TO AMENDMENT NO. 1

TERM LOAN AGREEMENT

dated as of November 7, 2018

as amended by Amendment No. 1, dated as of May 3, 2019

among

SORRENTO THERAPEUTICS, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF SORRENTO THERAPEUTICS, INC.,

as Guarantors,

SC INVESTMENTS NE HOLDINGS, LLC,

SC INVESTMENTS E HOLDINGS, LLC,

OAKTREE STRATEGIC INCOME II, INC., and

OCSL SRNE, LLC,

as Lenders,

and

OAKTREE FUND ADMINISTRATION, LLC,

as Agent

$150,000,000 Senior Secured First Lien Term Loan

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APPENDICES:

Appendix A - Notice Addresses, Principal Offices and Lending Offices

Appendix B - Commitments

SCHEDULES:

Schedule 4.12	Adverse Proceedings
Schedule 4.15	Material Agreements
Schedule 4.16(a)	Jurisdiction of Organization and Equity Interests of the Loan Parties
Schedule 4.16(b)	Equity Interests of the Loan Parties’ Subsidiaries
Schedule 4.17(a)	Loan Party Intellectual Property
Schedule 4.18	Real Property
Schedule 4.19	Indebtedness
Schedule 4.20(a)	Regulatory Approvals
Schedule 4.21	Insurance
Schedule 6.1	Indebtedness
Schedule 6.2	Liens
Schedule 6.6	Investments

EXHIBITS:

Exhibit A	-	Form of Funding Notice
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Form of Closing Date Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Note
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Joinder Agreement
Exhibit H	-	Forms of U.S. Tax Compliance Certificates
Exhibit I	-	Form of Minimum Liquidity Compliance Certificate
Exhibit J	-	Form of Delayed Draw Notice

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of November 7, 2018, as amended by Amendment No. 1, dated as of May 3, 2019 is entered into among SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party hereto as Guarantors, the Lenders, and OAKTREE FUND ADMINISTRATION, LLC, in its capacity as administrative agent and collateral agent for the Lenders (together with its permitted successors in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders extend a senior secured first lien term loan facility to the Borrower consisting of (i) term loans in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) to be extended on the Closing Date and (ii) delayed draw term loans in the aggregate principal amount of Fifty Million Dollars ($50,000,000) to be extended in accordance with the terms hereof;

WHEREAS, the proceeds of the Term Loans shall be used by the Borrower for, among other things, working capital and general corporate purposes;

WHEREAS, each Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by this Agreement;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Agent, for the benefit of the Agent and the Lenders, a security interest in and lien upon the Collateral of the Borrower;

WHEREAS, each Guarantor has agreed to guarantee all of the Obligations and to secure its Obligations by granting to the Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral of such Guarantor; and

WHEREAS, the Lenders are willing to make such Term Loans to the Borrower upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. The following terms used in this Agreement, including in the preamble, recitals, exhibits, appendices and schedules hereto, shall have the following meanings:

“Additional Guarantor” means any Domestic Subsidiary of the Borrower that becomes a party to this Agreement and the Guaranty pursuant to Section 5.8.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental audit, investigation or arbitration (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority (including any Environmental Claims) or by any Regulatory Authority with respect to any Regulatory Approval, whether pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened in writing against or affecting: (i) the Loan Parties or any of its Subsidiaries, any property of the Loan Parties or any of its Subsidiaries, or (ii) this Agreement or the transactions contemplated hereby.

“Affected Lender” has the meaning assigned to such term in Section 2.15(b).

“Affected Loans” has the meaning assigned to such term in Section 2.15(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Agent’s Account” means the account from time to time identified as such by the Agent in a written notice to the Borrower or any Lender, as applicable.

“Aggregate Asset Sale Consideration” means, with respect to any Asset Sale, an amount equal to, without duplication (i) the fair market value of the aggregate consideration received by the Borrower or any of its Subsidiaries, whether consisting of cash or other assets, in such Asset Sale minus (ii) the sum of (A) any taxes payable as a result of any gain recognized directly as a result of such Asset Sale, (B) any direct out-of-pocket selling costs, fees and expenses incurred as a result of such Asset Sale that are paid to unaffiliated third parties and (C) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Obligations under the Loan Documents) that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale that is required to be repaid (and is timely repaid) in connection with such Asset Sale.

“Agreement” means this Term Loan Agreement.

“Allocable Amount” has the meaning assigned to such term in Section 9.9(b).

“Alternate Base Rate” means, for any date, a rate per annum equal to the greater of (i) the Prime Rate; (ii) the Federal Funds Effective Rate in effect on such day plus 0.50% or (iii) the LIBOR Rate that would be applicable on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period plus 1.0%; provided that, notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amendment No. 1” means that certain Amendment No. 1 to Term Loan Agreement, dated as of May 3, 2019, among the Borrower, the Guarantors party thereto, the Lenders and the Agent.

“Amendment No. 1 Effective Date” means the “Effective Date” as defined in Amendment No. 1.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States, United Kingdom, European Union or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Asset Sale Prepayment Amount” means, with respect to any Asset Sale, (i) to the extent the Aggregate Asset Sale Consideration is attributable to Non-Core Assets, the lesser of (x) 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries in such Asset Sale and (y) 50% of the Aggregate Asset Sale Consideration and (ii) to the extent the Aggregate Asset Sale Consideration is attributable to the Specified Assets, 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries in such Asset Sale.

“Applicable Margin” means (i) in the case of Loans bearing interest based on the LIBOR Rate, 7.00% per annum or (ii) in the case of Loans bearing interest based on the Alternate Base Rate, 6.00%.

“Approved Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an entity or an Affiliate of an entity that administers or manages a Lender, (iv) a commercial bank, insurance company or other financial institution that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) that is principally in the business of managing debt investments, or (v) any Fund administered or managed by any of the foregoing, , in each case, other than any Disqualified Person.

“Arm’s-Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory sold in the Ordinary Course, (ii) equipment and other tangible property no longer used or useful to any Loan Party’s business disposed of in the Ordinary Course in an Arm’s-Length Transaction, (iii) substantially worn, damaged or obsolete property (other than Intellectual Property) disposed of in the Ordinary Course, (iv) returns of inventory in the Ordinary Course, (v) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of this Agreement and the other Loan Documents, (vi) leases or subleases of real property in the Ordinary Course (but not sale-leasebacks), (vii) any Involuntary Disposition, (viii) the abandonment of any Intellectual Property (other than any Material Loan Party Intellectual Property) of the Borrower or any of its Subsidiaries in the Ordinary Course, (ix) the sale of any Equity Interests issued by the Borrower, and (x) any other sale, transfer or other disposition or a series of related sales, transfers or other dispositions of assets (other than Specified Assets) having a fair market value not in excess of $5,000,000 in the aggregate.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit B, or any other form approved by the Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board, chief executive officer, president, vice president, chief financial officer, principal financial officer, principal accounting officer or treasurer of such Person or other individual with express authority to act on behalf of such Person as designated (i) by the board of directors or other managing authority of such Person and (ii) in writing to the Agent.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of “Certification Regarding Beneficial Owners of Legal Entity Customers” published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Business Day” means (i) with respect to all matters except those addressed in clause (ii), any day, excluding Saturday, Sunday and any day which is a legal holiday in the City of New York or San Diego, California or is a day on which banking institutions located in the City of New York or San Diego, California are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with a LIBOR Rate or Loans bearing interest at a LIBOR Rate, means any such day that is a Business Day described in clause (i) and that is also a day on which banks in the City of London are generally open for interbank or foreign exchange.

“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of or in connection with any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date of determination: (i) Canadian dollars, Hong Kong dollars, pounds sterling or euros, (ii) certificates of deposit, bankers’ acceptances, time deposits, Eurodollar time deposits and money market deposit accounts issued, guaranteed by, placed with or issued or offered by a commercial bank having capital and surplus in excess of $1 billion and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P and maturing within three months after the relevant date of calculation; (iii) (A) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, Canada or the United Kingdom or by an instrumentality or agency thereof, in each case maturing within three months after the relevant date of calculation and not convertible or exchangeable to any other security, and (B) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another nationally recognized statistical rating organization), in each case with maturities not exceeding two years from the date of acquisition; (iv) commercial paper not convertible or exchangeable to any other security (A) for which a recognized trading market exists, (B) issued by an issuer incorporated or formed in the United States of America, Canada or the United Kingdom; (C) which matures within three months after the relevant date of calculation; and (D) which has a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; (v) any investment in money market funds which (A) have a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, (B) which invest at least 95% of their assets in securities of the types described in paragraphs (i) to (iv) above and (C) can be turned into cash on not more than thirty (30) days’ notice; or (v) any other debt security approved by the Required Lenders.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events or circumstances: (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall (x) become the “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the total voting power represented by the Borrower’s then outstanding voting securities, or (y) otherwise acquire, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise, (ii) persons who were (x) directors of the Borrower on the Closing Date or (y) appointed by directors who were directors of the Borrower on the Closing Date or were nominated or approved by directors who were directors of the Borrower on the Closing Date shall cease to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower, (iii) the consummation of a merger or consolidation of the Borrower with or into any other Person, other than a merger or consolidation which would result in the voting securities of the Borrower outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Borrower or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any direct or indirect sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (it being agreed that the sale, transfer or other disposition by any Person of the Equity Interests of any Subsidiary constitutes an indirect sale, transfer or disposition of the assets of such Subsidiary).

“Charges” has the meaning assigned to such term in Section 10.11.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement and the Loans have been funded.

“Closing Date Certificate” means the Closing Date Certificate substantially in the form of Exhibit C.

“Closing Date Term Loan Commitment” means, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Loan on the Closing Date , and “Closing Date Term Loan Commitments” means all such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment, if any, is set forth on Appendix B or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date, prior to giving effect to the funding of the Loans on the Closing Date, is $100,000,000.

“Closing Date Term Loans” has the meaning assigned to such term in Section 2.1(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests), whether tangible or intangible, in which Liens are granted or purported to be granted to the Agent as security for the Obligations pursuant to any Collateral Document on or after the Closing Date.

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among the Borrower, each Guarantor and the Agent.

“Collateral Documents” means the Collateral Agreement, and all other instruments, documents and agreements, including any notices or other documents to be delivered thereunder, delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant and/or confirm to the Agent, for the benefit of the Secured Parties, a Lien on any Collateral of that Loan Party as security for the Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Closing Date Term Loan Commitment, such Lender’s Delayed Draw Term Loan Commitment and such Lender’s Early Delayed Draw Term Loan Commitment, and “Commitments” means all such commitments of all Lenders in the aggregate.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its assets or properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” has the meaning assigned to such term in Section 6.1(g).

“Copyright” means all copyrights arising under the laws of the United States of America or any other jurisdiction or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications and renewals in connection therewith, including all registrations, recordings, applications and renewals in the United States Copyright Office or in any foreign counterparts thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Debtor Relief Law.

“Debtor Relief Law” means Title 11, United States Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service Reserve Account” has the meaning assigned to such term in Section 5.13(a).

“Debt Service Reserve Amount” has the meaning assigned to such term in Section 5.13(a).

“Default” means a condition or event that, after notice or expiry of an applicable grace period set forth in Article VII, or the making of any determination under the Loan Documents, or any combination of any of the foregoing, would constitute an Event of Default.

“Delayed Draw Eligibility Event” means the first date during the Delayed Draw Eligibility Period on which all of the following conditions have been satisfied (or waived by the Required Lenders in their discretion):

(i)          the market capitalization of the Borrower has exceeded $1 billion for at least five (5) of the ten (10) consecutive Business Days immediately preceding such date;

(ii)         no Default or Event of Default has occurred and is continuing; and

(iii)        the Borrower shall have entered into a licensing agreement with a non-affiliated pharmaceutical company with a market capitalization of at least $[…***…] that is […***…], pursuant to which (x) the Borrower shall have licensed one or more Products to such pharmaceutical company and (y) the Borrower shall have received from such company aggregate non-refundable upfront consideration with a fair market value of $[…***…] or greater […***…], such agreement shall be in full force and effect, no party thereto shall be in material default thereunder and the terms of such agreement are otherwise reasonably acceptable to the Required Lenders.

“Delayed Draw Eligibility Period” means the period from and including August 7, 2019 to and including November 7, 2019.

“Delayed Draw Funding Date” means the date that is 30 days after the Agent’s receipt of the Delayed Draw Notice following the Delayed Draw Eligibility Event (or if such date is not a Business Day, the immediately succeeding Business Day).

“Delayed Draw Notice” has the meaning assigned to such term in Section 2.1(e).

“Delayed Draw Term Loans” has the meaning assigned to such term in Section 2.1(d).

“Delayed Draw Term Loan Commitment” means, with respect to any Lender, such Lender’s commitment to make or otherwise fund Delayed Draw Term Loans, and “Delayed Draw Term Loan Commitments” means all such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix B or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the ~~Closing~~Amendment No. 1 Effective Date, prior to giving effect to the funding of the Delayed Draw Term Loans~~, is $50,000,000.~~ and after giving effect to the funding of the Early Delayed Draw Term Loans, is $30,000,000.

“Delayed Draw Termination Date” means, solely to the extent the Delayed Draw Notice has not been duly submitted to the Agent in accordance with this Agreement on or prior to such date, November 7, 2019.

“Disclosure Schedules” means collectively, each of the Schedules to this Agreement.

“Dispute” means any pending, decided or settled litigation, opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, Patent Office proceeding, decree or any other dispute, disagreement or claim.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable in whole or in part (other than (A) solely for Qualified Equity Interests and cash in lieu of fractional shares or (B) solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than (A) solely for Qualified Equity Interests and cash in lieu of fractional shares or (B) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Scheduled Maturity Date at the time of issuance of such Equity Interests.

“Disqualified Person” means any Person that is a pharmaceutical, biopharmaceutical or biotechnology company and is identified in writing by the Borrower to the Agent (and any Affiliate of any such competitor readily identifiable by name) from time to time (which shall be provided by the Agent to the Lenders); provided that (i) no Lender or Agent shall have any obligation to carry out due diligence in order to identify any Affiliate of any Person but shall act in good faith and (ii) none of the following Persons shall constitute a Disqualified Person: (A) an institutional investor that invests in pharmaceutical, biopharmaceutical or biotechnology companies but does not actively participate, directly or indirectly, in the management and control of any such person, (B) any bona fide debt fund or investment vehicle that is engaged primarily in making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business, or (C) a Person that would otherwise constitute an Disqualified Person by virtue of having foreclosed on or otherwise exercised any right or remedy resulting in the acquisition or ownership of the Equity Interests or assets of a Disqualified Person and related activities, including directly or indirectly managing an Disqualified Person; provided, further, that the identification of any Person as a Disqualified Person after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan. Notwithstanding anything to the contrary contained in this Agreement, (a) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Person and (b) the Loan Parties and the Lenders acknowledge and agree that the Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Person and that the Agent shall have no liability with respect to any assignment or participation made to an Disqualified Person.

“Dollar Equivalent” means (i) with respect to an amount denominated in any currency other than Dollars on any date, the equivalent in Dollars of such amount determined pursuant to Section 1.4 using the Exchange Rate and (ii) with respect to an amount denominated in Dollars on any date, the amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Borrower organized under the laws of the United States of America, any state or subdivision thereof or the District of Columbia, other than (i) a FSHCO, and (ii) any direct or indirect Subsidiary of a CFC or FSHCO.

“Early Delayed Draw Funding Date” means the Amendment No. 1 Effective Date.

“Early Delayed Draw Term Loans” has the meaning assigned to such term in Section 2.1(g).

“Early Delayed Draw Term Loan Commitment” means, with respect to any Lender, such Lender’s commitment to make or otherwise fund Early Delayed Draw Term Loans, and “Early Delayed Draw Term Loan Commitments” means all such commitments of all Lenders in the aggregate. The amount of each Lender’s Early Delayed Draw Term Loan Commitment, if any, is set forth on Appendix B or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Early Delayed Draw Term Loan Commitments as of the Amendment No. 1 Effective Date, prior to giving effect to the funding of the Early Delayed Draw Term Loans, is $20,000,000.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claims” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, information request, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Materials Activity.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, requirements or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) to the extent related to Hazardous Materials Activity, occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (i) obligations under or the violation of any Environmental Law, (ii) the generation, use, handling, transportation, presence, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting and whether or not outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor thereto.

“ERISA Affiliate” means as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (iv) a determination that a Pension Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (v) a withdrawal by the Borrower or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (vi) a complete or partial withdrawal by the Borrower or ERISA Affiliate from a Multi-employer Plan; (vii) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (viii) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; (ix) the Borrower or any of its Subsidiaries engaging in a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (x) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, at the time of determination on such day on the applicable Bloomberg screen page for such currency. In the event that such rate does not appear on any Bloomberg screen page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon the Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of three reputable bulge bracket investment banking firms selected by the Agent in the market where such banks’ foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded IPO Proceeds” means the Net Cash Proceeds received by any Subsidiary of the Borrower from a primary offering of such Subsidiary’s Equity Interests in connection with a broadly-distributed initial public offering of such Subsidiary’s Equity Interests consummated pursuant to Section 6.7(f); provided that, for the avoidance of doubt, any Net Cash Proceeds received by the Borrower or any of its Subsidiaries from a secondary offering of a Subsidiary’s Equity Interests shall not be Excluded IPO Proceeds.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Agent or any Lender or required to be withheld or deducted from a payment to the Agent or such Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of the Agent or such Lender being organized under the laws, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.13(b)) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to the Agent or such Lender’s failure to comply with Section 2.11(f) and (iv) any withholding Taxes imposed under FATCA.

“Exclusively Licensed Material IP” means the Intellectual Property licensed (or sublicensed) exclusively to any Loan Party and material to the business or operations of the Loan Parties taken as a whole.

“Exit Fee” has the meaning assigned to such term in Section 2.19.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Loan Party or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day for such transactions received by the Agent from three national banks of recognized standing selected by it.

“Fee Letter” means the fee letter executed as of the date hereof among the Borrower, the Agent and Oaktree Capital Management, L.P. solely in its capacity as manager of certain funds and accounts in its Strategic Credit strategy.

“Financial Officer Certification” means, with respect to the annual audited financial statements and quarterly unaudited financial statements for which such certification is required hereunder, the certification of the chief financial officer, principal financial officer or principal accounting officer of the Borrower that the information contained in any such financial document fairly presents, in all material respects, the financial condition of the Borrower and its Subsidiaries (including the Scilex Subsidiary) as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, in the case of the quarterly unaudited financial statements, to the absence of footnote disclosure and year-end audit adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year or such other day as changed by the Borrower or the applicable Subsidiary pursuant to Section 6.10.

“Foreign Lender” means any Lender that is not a U.S. Lender.

“Foreign Subsidiary” means any Subsidiary not organized under the laws of the United States of America, any state or subdivision thereof, or the District of Columbia.

“Foreign Subsidiary Holding Company” or “FSHCO” means any Subsidiary substantially all of the assets of which consist of Equity Interests and, if applicable, Indebtedness, in Foreign Subsidiaries that are CFCs or other FSHCOs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any supra-national, national, federal, provincial, state, municipal or other government, or political subdivision thereof, and any governmental department, commission, board, bureau, court, agency, authority, regulatory body, central bank, or instrumentality or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations or product warranties, including to the extent entered into in connection with any acquisition or disposition of assets not otherwise prohibited under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.1.

“Guarantor” means the Borrower, each Domestic Subsidiary of the Borrower that is a party hereto as a Guarantor as of the Closing Date and each Additional Guarantor, in each case, until such person shall cease to be a Guarantor in compliance with the provisions of this Agreement.

“Guarantor Payment” has the meaning assigned to such term in Section 9.9(a).

“Guaranty” means the Guaranty made by the Guarantors under Article IX in favor of the Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

“Hedging Agreements” mean (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or other obligations of or owed to such Person in the conduct of its business.

“Indebtedness” means, with respect to any Person and without duplication, whether contingent or otherwise, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreement relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the Ordinary Course in an Arm’s-Length Transaction having any initial due date of not more than sixty (60) days and not more than sixty (60) days past due), (vi) all obligations of such Person under guaranteed minimum purchase, take or pay or similar performance requirement contracts, (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that the amount of such Indebtedness will be the lesser of: (A) the fair market value (as determined in good faith by such Person) of such asset at such date of determination (to the extent such Indebtedness is solely recourse to such asset) and (B) the amount of such Indebtedness of such other Person, (viii) all Guarantees by such Person of Indebtedness of others, (ix) all Capitalized Lease Obligations of such Person, (x) net obligations of such Person under Hedging Agreements, (xi) all obligations of such Person as an account party in respect of letters of credit and letters of guarantee, (xii) all obligations of such Person in respect of bankers’ acceptances, (xiii) all obligations of such Person with respect to the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (xiv) all obligations of such Person for milestone payments, license payments and similar payments pursuant to any license agreement, revenue interest agreement or royalty financing agreement, and (xv) all obligations of such Person in respect of Disqualified Equity Interests. For purposes of the immediately preceding clause (v), (vi) and (xiv), (A) any such obligations to the extent not required to be reflected as a liability on such Person’s balance sheet in accordance with GAAP and (B) any obligations in respect of upfront, customary milestone, license and similar payments payable, in each case, upon such Person’s achievement of sales or revenue targets for the relevant product (so long as such targets were not agreed upon by such Person for the purpose of evading any provision of this Agreement) shall not be considered Indebtedness. For purposes of the immediately preceding clause (xiv), any upfront payments or other payments that are not tied to the achievement of sale or revenue targets shall be considered Indebtedness. Notwithstanding the foregoing, Indebtedness shall be deemed not to include: (A) deferred or prepaid revenues in the Ordinary Course; (B) customary and reasonable purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (C) any obligations attributable to the exercise of appraisal rights in connection with mergers and acquisitions and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indemnified Taxes” means (i) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Independent Financial Advisor” means a non-affiliated accounting, appraisal or investment banking firm or consultant, in each case of recognized national standing in the United States, that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under the laws of the United States of America or any other jurisdiction or political subdivision thereof (including any multinational laws or otherwise), including all inventions (whether patentable or unpatentable and whether or not reduced to practice) and discoveries, and all improvements thereto, and all know-how, confidential or proprietary information, trade secrets, data, Copyrights, Patents, Trademarks, and internet domain names, together with all common law rights and moral rights therein, and all goodwill associated therewith, and all rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Indebtedness” means any unsecured Indebtedness of the Borrower owed to any Subsidiary of the Borrower and any Indebtedness of any Subsidiary of the Borrower owed to the Borrower or any other Subsidiary.

“Interest Period” means, in connection with any Loan or any portion thereof bearing interest by reference to the LIBOR Rate, (i) initially, a period commencing on the Closing Date and ending on December 31, 2018 and (ii) thereafter, a period of three (3) months, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that commences on the last Business Day of a calendar month (or on which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (iii) no Interest Period shall extend beyond the Scheduled Maturity Date.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries (including pursuant to any merger with any other Person that was not a Subsidiary prior to such merger) of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance, deposit or capital contribution by the Borrower or any of its Subsidiaries to any other Person, excluding any such loan, advance or other extension of credit representing the purchase price of inventory or supplies sold by the Borrower or such Subsidiary of the Borrower to such Person in the Ordinary Course in an Arm’s-Length Transaction; and (iv) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, product (or right to develop or commercialize a product), line of business, or division of such Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments made in connection therewith, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation, seizure, confiscation or other taking for public use of, any property of a Loan Party or any of its Subsidiaries, or the requisition of the use of such property.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the Joinder Agreement of each Additional Guarantor substantially in the form of Exhibit G.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form to the extent not a Subsidiary or the Scilex Subsidiary.

“Lenders” means (i) the Persons listed as Lenders on the signature pages hereto (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption Agreement), (ii) any Person that has become a party hereto pursuant to an Assignment and Assumption Agreement, and (iii) any permitted successors of such Persons.

“LIBOR Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (i) the London interbank offered rate administered by the ICE Benchmark Administration (or any Person that takes over the administration of such rate) as published on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as reasonably determined by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits for the applicable Interest Period, multiplied by (ii) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System); provided, that if such rate in (i) above is no longer published or is not available, then it shall be the rate per annum equal to the rate determined by the Agent to be the average of the rates per annum at which deposits in Dollars for delivery on the first day of Interest Period in same day funds in the approximate amount of the Loan would be offered by three major banks in the London interbank Eurodollar market at their request, determined as of approximately 11:00 a.m. London time, two (2) Business Days prior to such date; provided, further, that in no event shall the LIBOR Rate be less than 1.00% per annum; provided further, that with respect to the initial Interest Period following the Closing Date only, the LIBOR Rate shall be an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the London interbank offered rate administered by the ICE Benchmark Administration (or any Person that takes over the administration of such rate) as published on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as reasonably determined by the Agent) at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the Closing Date, as the rate for Dollar deposits for one month, which rate shall apply for the entire initial Interest Period; provided that in no event shall the LIBOR Rate for any initial interest period be less than 1.00% per annum.

“LIBOR Successor Rate” has the meaning assigned to such term in Section 2.15.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be agreed by the Agent, the Borrower and the Required Lenders to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent, the Borrower and the Required Lenders agree).

“License Agreement” means any agreement now or hereafter existing pursuant to which any Loan Party and/or one or more of its Subsidiaries grants or receives any license, covenant not to assert or similar right under any Intellectual Property, where such license, covenant not to assert or similar right is material to the business or operations of the Borrower or any of its Subsidiaries as a whole, in each case, excluding any nonexclusive licenses granted to the Borrower or any of its Subsidiaries to use commercially available software or information technology services on standardized terms.

“Lien” means, (i) any mortgage, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any easement, right of way or other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction)) and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall a non-exclusive license or sub-license of Intellectual Property be deemed to constitute a Lien if such licenses or sub-licenses are granted in the Ordinary Course and do not materially impair the value of the Collateral or interfere in any material respect with the ordinary conduct of the business of the Loan Parties.

“Loan” means (i) with respect to the Lenders, the Term Loans made by the Lenders to the Borrower pursuant to Section 2.1 as adjusted by any Assignment and Assumption Agreement to which any Lender is a party, and (ii) with respect to any other Lender, the portion of the Term Loans assigned to and assumed by such other Lender pursuant to an Assignment and Assumption Agreement, as adjusted by any Assignment and Assumption Agreement to which such other Lender is a party.

“Loan Documents” means this Agreement, the Notes, the Guaranty, any Joinder Agreement, the Collateral Documents, the Fee Letters and any other documents, instruments, certificates or agreements executed and delivered by a Loan Party for the benefit of the Agent or any Lender in connection with this Agreement, the Loans or the Collateral, in each case from and after the effective date of such document, instrument, certificate or agreement. For the avoidance of doubt, any warrants to purchase Equity Interests of the Borrower held by the Lenders or their Affiliates from time to time and any registration rights agreement executed in connection therewith shall not be considered “Loan Documents”.

“Loan Party” means each of the Borrower and each Guarantor.

“Loan Party Intellectual Property” means Intellectual Property owned by any Loan Party or any of its Subsidiaries.

“Material Adverse Effect” means any effect, event, matter or circumstance which has, or would reasonably be expected to have, a material adverse effect on: (i) the business, assets, financial condition or operations of the Loan Parties on a consolidated basis; (ii) the ability of the Loan Parties to comply with their payment obligations or any of their other material obligations under the Loan Documents; (iii) the legality, validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent or the Lenders thereunder; or (iv) the effectiveness or ranking of any Lien on the Collateral.

“Material Agreements” means (i) those agreements listed on Schedule 4.15 (regardless of amount) and (ii) all License Agreements, purchase agreements, supply agreements, manufacturing agreements, distribution agreements, research agreements, customer agreements, right of way or occupancy agreements, lease agreements, consulting agreements, management agreements and employment agreements, in each case, to the extent the failure of which to maintain or remain in compliance with which would cause a Material Adverse Effect, and (iii) other agreements to the extent the failure of which to maintain or remain in compliance with which would cause a Material Adverse Effect and any such other agreement involves amounts payable by a Loan Party on an annual basis in excess of $1,000,000, but excluding such other agreements that have a remaining term of one year or less involving amounts for the remaining term of such other agreements on an aggregate basis not in excess of $3,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and any Subsidiary in an aggregate amount exceeding $5,000,000.

“Material Loan Party Intellectual Property” means the Loan Party Intellectual Property that is material to the business or operations of the Loan Parties, taken as a whole.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower, or any group of Subsidiaries collectively, which, together with their respective consolidated Subsidiaries, individually or in the aggregate (a) contributed at least five percent (5%) of consolidated net revenues of the Borrower and its Subsidiaries for the four Fiscal Quarter period most recently ended or (b) represented at least five percent (5%) of consolidated total assets of the Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter, in each case as determined on a consolidated basis in accordance with GAAP.

“Maturity Date” means the Scheduled Maturity Date, or such earlier date on which all of the Loans become due and payable, whether by voluntary or mandatory prepayment, acceleration following an Event of Default or otherwise pursuant to this Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 10.11.

“Minimum Liquidity Amount” has the meaning assigned to such term in Section 6.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means an amount equal to, without duplication (i) cash payments actually received (including any cash actually received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of installment payment, but only when actually received)), minus (ii) the sum of (A) any taxes payable as a result of any gain recognized directly as a result of the event leading to the cash payment, (B) any direct out-of-pocket selling costs, fees and expenses (including, without limitation, customary underwriting discounts, fees and commissions) incurred as a result of the event leading to the cash payment and paid to unaffiliated third parties and (C) in the case of an Asset Sale or Involuntary Disposition, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Obligations under the Loan Documents) that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale or Involuntary Disposition that is required to be repaid (and is timely repaid) in connection with such Asset Sale or Involuntary Disposition.

“Non-Core Assets” means assets of the Borrower or its Subsidiaries, excluding the Specified Assets.

“Non-Loan Party Cap” means an amount equal to $5,000,000.

“Note” means, with respect to any Lender, a promissory note of the Borrower payable to the order of such Lender in form attached as Exhibit E appropriately completed.

“Obligations” means all obligations of every nature of the Loan Parties from time to time owed to the Agent and the Lenders under any Loan Document, whether for principal, interest (including interest which, but for the commencement of a proceeding under any Debtor Relief Law, would have accrued on any Obligation, whether or not a claim is allowed for such interest in the related insolvency proceeding), Prepayment Premium, Exit Fee, premiums, fees, expenses, indemnification or otherwise. For the avoidance of doubt, any obligations of the Borrower with respect to warrants to purchase Equity Interests of the Borrower held by the Lenders or their Affiliates from time to time or pursuant to any registration rights agreement executed in connection therewith shall not be considered “Obligations”.

“OFAC” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, organization, amalgamation or continuance and its bylaws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its articles of organization and its operating agreement, and (v) with respect to any other entity, its memorandum or articles of association or other constitutional documents,. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(b)).

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patent Office” means the respective patent office (foreign or domestic) for any Patent.

“Patents” means all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations and reissues thereof in the United States of America or any other jurisdiction, and all rights to obtain any of the foregoing throughout the world, including the equivalents thereof of any Governmental Authority other than the United States of America.

“Payment Date” means (i) in the case of Loans bearing interest at a rate calculated based on the LIBOR Rate, the last day of every Interest Period following the Closing Date (i.e., quarterly) and the Maturity Date; and (ii) in the case of Loans bearing interest at the Alternate Base Rate, the last Business Day of every third month following the Closing Date (i.e., quarterly) and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Equity Interests of, or a business line or unit or a division of, any Person; provided:

(i)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)        the Loan Parties and their respective Subsidiaries shall not incur any Indebtedness in connection with such acquisition, other than to the extent the same would constitute Indebtedness permitted by Section 6.1;

(iv)        the Loan Parties shall be in compliance with the Minimum Liquidity Amount set forth in Section 6.15 both before and after giving effect to such acquisition;

(v)         the Borrower shall have delivered to the Agent at least ten (10) Business Days prior to such proposed acquisition, notice of such proposed acquisition together with a certification from an Authorized Officer of the Borrower as to compliance with clauses (iii) and (iv) above, together with financial information readily available to the Borrower or its Subsidiaries with respect to such acquisition; and

(vi)        if such Permitted Acquisition involves a merger with or into any Loan Party, such Loan Party shall be the continuing or surviving Person and the obligations of all Loan Parties under all of the Loan Documents shall remain in full force and effect.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means any of (i) an “employee benefit plan” (including such plans as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”; in each case which a Loan Party sponsors or maintains or to which Loan Party or a Subsidiary of a Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Prepayment Premium” means in the case of (i) an optional prepayment under Section 2.6 or the termination of the Delayed Draw Term Loan Commitments in connection with the repayment in full of the Loans, (ii) a mandatory prepayment under Sections 2.7(a), (b), (c) and (e), (iii) an acceleration following an Event of Default, (iv) any payment to a Lender pursuant to Section 2.13(b)(x), or (v) any other circumstance resulting in a payment on any Maturity Date occurring prior to the Scheduled Maturity Date, an amount equal to (i) if the prepayment or termination is made on or prior to the third anniversary of the Closing Date, the amount of interest that would have been paid on the principal amount of the Loans (assuming that any Delayed Draw Term Loan Commitments outstanding on such payment date were funded in full and immediately prepaid on the date of determination) being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the three (3) year anniversary of the Closing Date, based upon the interest rate in effect on the date of any such prepayment, plus three percent (3%) of the principal amount of the Loans being so repaid or prepaid and the Commitments being so terminated, or (ii) if the prepayment is made after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, three percent (3%) of the principal amount of the Loans being so repaid or prepaid, or (iii) if the prepayment is made after the fourth anniversary of the Closing Date, 0%.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal Money Rates Section as the Prime Rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for the Agent, such Person’s “Principal Office” as set forth on Appendix A, or such other office as such Person may from time to time designate in writing to the Borrower and the Lenders.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loans or Commitments of any Lender, the percentage obtained by dividing (i) the sum of (x) the then outstanding principal amount of the Loans of that Lender plus (y) the amount of such Lender’s Delayed Draw Term Loan Commitments then in effect by (ii) the sum of (x) the aggregate of the then outstanding principal amount of the Loans of all Lenders plus (y) the aggregate amount of Delayed Draw Term Loan Commitments of all Lenders then in effect.

“Products” means each existing product or component of a product and each future product or component of a product developed, acquired, in-licensed, out-licensed, manufactured or otherwise commercialized by any Loan Party or any of its Subsidiaries, and any improvement or modification thereto and any follow-on and/or cannibalizing products with respect thereto.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulatory Approval” means, with respect to a Product, the approval of the applicable Regulatory Authority necessary for the testing, manufacturing, use, storage, supply, promotion, marketing or sale of such Product for a particular indication in a particular jurisdiction.

“Regulatory Authority” means any Governmental Authority with authority over the testing, manufacture, use, storage, supply, promotion, marketing or sale of a Product in any jurisdiction.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Section 8.6(b).

“Required Lenders” means one or more Lenders having or holding Loans and Commitments representing more than 66 2/3% of the sum of the aggregate outstanding principal amount of all Loans and Commitments.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.6(a).

“ROFR Provisions” shall mean, with respect to any proposed Indebtedness which is subject to the ROFR Provisions pursuant to Section 5.16 (the “Subject Indebtedness”), that, prior to the incurrence of any Subject Indebtedness, the Borrower shall (i) deliver to the Agent and each Lender a written notice describing in reasonable detail the Subject Indebtedness transaction that it is seeking to consummate, including information regarding the price and other terms and conditions of the Subject Indebtedness, the circumstances under which such Subject Indebtedness is being sought, the proposed use of proceeds and updated projections of the Borrower and its Subsidiaries and (ii) provide each Lender with a period of ten (10) Business Days after delivery of such notice and other information in which to deliver a written proposal to the Borrower if the Lender would like to have the Borrower consider obtaining such Subject Indebtedness from such Lender (an “Interested Notice”); provided that (A) no Lender shall be under any obligation to provide any Subject Indebtedness or deliver any Interested Notice and any such decision whether to provide any Subject Indebtedness shall be in such Lender’s sole and absolute discretion; provided, however, if such Lender has not provided an Interested Notice within such ten (10) Business Day period, then such Lender shall be deemed to have decided not to offer to participate in the provision of such Subject Indebtedness and (B) the Borrower shall not be required to incur the Subject Indebtedness from the applicable Lender or Lenders; provided further that with respect to any transaction that is subject to the right of first refusal set forth in the Convertible Notes issued by the Borrower on March 26, 2018, as in effect on the date hereof, the obligations of the Loan Parties under Section 5.16 shall be deemed modified as necessary to permit the Borrower to comply with its obligations under such provision of such Convertible Notes prior to complying with the ROFR Provisions.

“RTX” has the meaning assigned to such term in the definition of Specified Assets.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“San Diego GMP Facilities” has the meaning assigned to such term in the definition of Specified Assets.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury, the European Union, any European Union member state or any other relevant sanctions authority.

“Scheduled Maturity Date” means

(i)          with respect to the Early Delayed Draw Term Loans,

(a)          in the event that both (I) the Delayed Draw Eligibility Event has occurred on or prior to May 3, 2020 and (II) the conditions set forth in Section 3.2 are satisfied on or before May 3, 2020, in each case as determined by the Agent, November 7, 2023 or

(b)          otherwise, May 3, 2020 and

(ii)         with respect to the Loans other than the Early Delayed Draw Term Loans, November 7, 2023.

“Scilex Indenture” means the Indenture, dated as of September 7, 2018, among the Scilex Subsidiary, as issuer, the Borrower, as parent guarantor, and U.S. Bank National Association, as trustee and collateral agent, as in effect on the date hereof.

“Scilex Letter of Credit” means the Irrevocable Standby Letter of Credit, dated September 7, 2018, with reference number 1, issued by the Borrower in favor of the Scilex Subsidiary with a face amount of $35,000,000, as in effect on the date hereof.

“Scilex Notes” means the Senior Secured Notes due 2026 issued by the Scilex Subsidiary pursuant to the Scilex Indenture on September 7, 2018 in an initial aggregate principal amount of $224,000,000.

“Scilex Subordinated Loan” means a loan, unsecured and by its terms subordinated in right of payment to the Scilex Notes, to be made by the Borrower to the Scilex Subsidiary in the single lump-sum amount of $35,000,000 pursuant to the Scilex Letter of Credit following the Scilex Subsidiary’s drawing on the Scilex Letter of Credit.

“Scilex Subsidiary” means Scilex Pharmaceuticals Inc., a Delaware corporation (“Scilex Parent”), and each Subsidiary thereof; provided the Loan Parties and any other Person which directly or indirectly owns any Equity Interest in Scilex Parent does not directly own any Equity Interests in such Subsidiary.

“Secured Parties” means the Agent and the Lenders.

“Securities” means any Equity Interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Solvency Certificate” means a Solvency Certificate signed on behalf of the Borrower by its chief financial officer, principal financial officer or principal accounting officer, substantially in the form of Exhibit F.

“Solvent” means, with respect to the Loan Parties on a consolidated basis, that as of the date of determination, the Loan Parties, on a consolidated basis, are “solvent” or not “unable to pay its debts” within the meaning given to such terms and similar terms under applicable laws relating to fraudulent transfers and conveyances or general insolvency law, including that (i) the present fair saleable value of the assets of the Loan Parties on a consolidated basis is not less than the amount that will be required to pay the probable liabilities of the Loan Parties on their debts (including contingent, unmatured and unliquidated liabilities) as they become absolute and matured, (ii) the Loan Parties will not, on a consolidated basis, have unreasonably small capital in relation to their business, (iii) the Loan Parties, on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature, and (iv) the value of Loan Parties assets, on a consolidated basis, is less than the amount of their liabilities, taking into account their contingent and prospective liabilities.

“Specified Assets” means the following assets of the Borrower and its Subsidiaries, whether tangible or intangible, or real, personal or mixed:

(i)          assets comprising the BioServ business;

(ii)         assets comprising the Levena Biopharma business;

(iii)        assets comprising the Virttu Biologics business;

(iv)        assets comprising the Sofusa business;

(v)         assets comprising the G-MAB antibody business;

(vi)        assets comprising the resiniferatoxin (“RTX”) business;

(vii)       the Borrower’s direct or indirect investments in Celularity, Inc.;

(viii)      the Borrower’s direct or indirect investments in NantCell, Inc., NantBioScience, Inc., Immunotherapy NANTibody, LLC and NantCancerStemCell, LLC;

(ix)         the Borrower’s direct or indirect investments in ImmuneOncia Therapeutics, LLC;

(x)          the Borrower’s direct or indirect investments in Virttu Biologics Limited;

(xi)         assets relating to the GMP manufacturing facilities located at (i) 4955 Judicial Drive, San Diego, CA and (ii) 8395 Camino Santa Fe, San Diego, CA, including the Borrower’s leasehold interest in such facilities and all owned or leased equipment, inventory and other assets related to the Borrower’s and its Subsidiaries’ operations at such facilities or any other replacement or other facility which holds assets now or in the future held or of the type held at any of such facilities (collectively, the “San Diego GMP Facilities”);

(xii)        any assets acquired by any Loan Party after the Closing Date with a fair market value at the time of such acquisition equal to $25,000,000 or greater; and

(xiii)       any other assets of the Borrower and its Subsidiaries (other than the Scilex Subsidiary and the Equity Interests of the Scilex Subsidiary) designated in writing to the Borrower by the Agent from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding the foregoing, the Scilex Subsidiary shall be deemed not to be a Subsidiary except for purposes of Sections 4.7, 4.25, 5.7(b) and 6.13.

“Tax Distributions” means distributions made directly or indirectly to the Borrower from any Subsidiary (including the Scilex Subsidiary) of Borrower to enable Borrower to pay any income taxes due and owing by it in respect of the income of such Subsidiary for any taxable period, provided that the amount of such distributions in the aggregate for any taxable period for this purpose shall not exceed the net amount of the relevant income tax that Borrower actually owes for such taxable period to the relevant taxing authority.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes and imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means each of the Closing Date Term Loans, the Delayed Draw Term Loans and the Early Delayed Draw Term Loans.

“Termination Conditions” has the meaning assigned to such term in Section 9.3.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States of America or any other jurisdiction or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Unfunded Pension Liability” means with respect to a Pension Plan, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA or other applicable law, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code or other applicable laws for the applicable plan year.

“U.S. Lender” means any Lender that is a United States person as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2           Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with, and shall have the meanings assigned to them in accordance with, GAAP applied on a consistent basis as in effect from time to time, and all accounting determinations required to be made pursuant to any Loan Document shall, unless otherwise expressly provided in such Loan Document, be made in accordance with GAAP. Financial statements and other information required to be delivered to the Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (except, in the case of unaudited statements, for the absence of footnote disclosure and year-end audit adjustments). Notwithstanding anything in this Agreement to the contrary, the accounting for capital leases and operating leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definitions of Capitalized Lease Obligations.

Section 1.3           Interpretation, etc.

(a)          The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.

(b)          Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)          The words “include”, “includes” and “including”, when following any general statement, term or matter, shall be deemed to be followed by the phrase “without limitation”.

(d)          The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e)          Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (iii) the words “herein”, “hereof”, “hereto” and “hereunder” and “this Agreement”, and words of similar import shall be construed to refer to this Agreement in its entirety, including the appendices, exhibits and schedules hereto, and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (v) any reference to any law, statute or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented and in effect from time to time and any successor legislation thereto and regulations promulgated thereunder, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f)          In computing periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “through” means “to and including”.

(g)          Each covenant in this Agreement shall be given independent effect, and the fact that any act or omission may be permitted by one covenant and prohibited or restricted by any other covenant (whether or not dealing with the same or similar events) shall not be construed as creating any ambiguity, conflict or other basis to consider any matter other than the express terms hereof in determining the meaning or construction of such covenants and the enforcement thereof in accordance with their respective terms.

(h)          This Agreement is being entered into by and between competent and sophisticated parties who are experienced in business matters and represented by legal counsel and other advisors, and has been reviewed by the parties and their legal counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

(i)          Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 1.4           Currency Translation. For purposes of determining compliance with respect to baskets, thresholds and other provisions of the Loan Documents delineated in Dollars, amounts in currencies other than Dollars shall be translated into Dollars at the Exchange Rates in effect on the date of the transaction applicable thereto and shall not take into account the fluctuations in any Exchange Rates thereafter. In furtherance of the foregoing and not in limitation thereof, for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant Exchange Rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same non-U.S. currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Loan Party based on the Exchange Rate applicable to the currencies in which such new Indebtedness is denominated that is in effect on the date of such refinancing.

ARTICLE II
TERM LOANS

Section 2.1           Term Loans.

(a)          Subject to the terms and conditions of this Agreement, each Lender agrees to make term loans to the Borrower in an amount equal to such Lender’s Closing Date Term Loan Commitment (the “Closing Date Term Loans”) on the Closing Date. Upon the funding of the Term Loans on the Closing Date, the Lenders’ Closing Date Term Loan Commitments shall automatically terminate.

(b)          To request the Term Loans on the Closing Date, the Borrower shall deliver to the Agent a Funding Notice not later than 12:00 p.m., New York City time, three (3) Business Days before the Closing Date (or such shorter period of time as may be approved by the Agent). Upon receipt of such Funding Notice, Agent shall promptly notify the Lenders thereof. Such Funding Notice shall be signed by a duly authorized representative of the Borrower and shall be in the form of Exhibit A. The written Funding Notice shall specify the following information in compliance with Section 2.1:

(i)          the aggregate amount of the requested Closing Date Term Loans;

(ii)         the date of such borrowing; and

(iii)        the location and number of an account designated by the Borrower to which funds are to be disbursed (which may be in the form of a flow of funds memorandum, in form and substance reasonably satisfactory to the Agent and the Required Lenders attached to the Funding Notice).

(c)          Upon all of the conditions set forth in Section 3.1 having been satisfied or waived, the Lenders shall make the Closing Date Term Loans to be made by them available to the Borrower by wire transfer of immediately available funds at the account and/or accounts specified therefor in the flow of funds agreement attached to the Funding Notice. The Borrower shall promptly notify the Agent upon receipt of the Closing Date Term Loans.

(d)          Subject to the terms and conditions of this Agreement, each Lender agrees to make term loans to the Borrower in an amount equal to such Lender’s Delayed Draw Term Loan Commitment (the “Delayed Draw Term Loans”) in a single installment on the Delayed Draw Funding Date. Upon the earlier of (i) the funding of the Delayed Draw Term Loans or (ii) the Delayed Draw Termination Date, the Lenders’ Delayed Draw Term Loan Commitments shall automatically terminate.

(e)          Within three (3) Business Days after the Delayed Draw Eligibility Event, the Borrower shall deliver to Agent a notice substantially in the form of Exhibit J (the “Delayed Draw Notice”) signed by a duly authorized representative of the Borrower, which notice shall (i) state that the Delayed Draw Eligibility Event has occurred and (ii) specify the location and number of an account designated by Borrower to which funds are to be disbursed on the Delayed Draw Funding Date. Promptly following receipt of the Delayed Draw Notice, the Agent shall forward the Delayed Draw Notice to each Lender with a Delayed Draw Term Loan Commitment.

(f)          Upon all of the conditions set forth in Section 3.2 having been satisfied as determined by the Agent (or waived by the Agent in its sole discretion), the Lenders shall make the Delayed Draw Term Loans to be made by them available to the Borrower on the Delayed Draw Funding Date by wire transfer of immediately available funds at the account specified by the Borrower therefor. The Borrower shall promptly notify the Agent upon receipt of the Delayed Draw Term Loans.

(g)          Subject to the terms and conditions of this Agreement, each Lender agrees to make term loans to the Borrower in an amount equal to such Lender’s Early Delayed Draw Term Loan Commitment (the “Early Delayed Draw Term Loans”) in a single installment on the Early Delayed Draw Funding Date. Upon the funding of the Early Delayed Draw Term Loans, the Lenders’ Early Delayed Draw Term Loan Commitments shall automatically terminate.

(h)          To request the Early Delayed Draw Term Loans on the Early Delayed Draw Funding Date, the Borrower shall deliver to the Agent a Funding Notice not later than 12:00 p.m., New York City time, one (1) Business Day before the Early Delayed Draw Funding Date (or such shorter period of time as may be approved by the Agent). Upon receipt of such Funding Notice, Agent shall promptly notify the Lenders thereof. Such Funding Notice shall be signed by a duly authorized representative of the Borrower and shall be in the form of Exhibit A. The written Funding Notice shall specify the following information in compliance with Section 2.1:

(i)          the aggregate amount of the requested Early Delayed Draw Term Loans;

(ii)         the date of such borrowing; and

(iii)        the location and number of an account designated by the Borrower to which funds are to be disbursed (which may be in the form of a flow of funds memorandum, in form and substance reasonably satisfactory to the Agent and the Required Lenders attached to the Funding Notice).

(i)          Upon all of the conditions set forth in Section 3.3 and Section 4 of Amendment No. 1 having been satisfied as determined by the Agent (or waived by the Agent in its sole discretion), the Lenders shall make the Early Delayed Draw Term Loans to be made by them available to the Borrower on the Early Delayed Draw Funding Date by wire transfer of immediately available funds at the account specified by the Borrower therefor. The Borrower shall promptly notify the Agent upon receipt of the Early Delayed Draw Term Loans.

(j)          ~~(g)~~Any principal amounts borrowed under this Section 2.1 which are repaid may not be reborrowed.

Section 2.2           Use of Proceeds.

(a)          The proceeds of the Term Loans shall be applied by the Borrower as follows: (i) to payment of fees and expenses incurred in connection with the transactions contemplated in this Agreement and the Fee Letters and (ii) for product development and other working capital and general company purposes not in violation of this Agreement.

(b)          No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof.

Section 2.3           Evidence of Debt.

(a)          The Borrower agrees to execute and deliver to the Lenders (i) on the Closing Date a Note or Notes evidencing the Closing Date Term Loans in the aggregate stated principal amount of up to One Hundred Million and No/Dollars ($100,000,000)~~and (ii~~, (ii) on the Early Delayed Draw Funding Date, additional Notes evidencing the Early Delayed Draw Term Loans in the aggregate principal amount of up to Twenty Million Dollars ($20,000,000) and (iii) on the date on which the Delayed Draw Term Loans are funded, additional Notes evidencing the Delayed Draw Term Loans in the aggregate principal amount of up to ~~Fifty~~Thirty Million Dollars ($~~50,000,000~~30,000,000). Any Lender may request that the Loans held by it be evidenced by a Note and in such event, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Term Loans. Each Lender may attach schedules to its Note and endorse thereon the date, type, amount and maturity of its Loans and payments with respect thereto.

(b)          Each Lender may maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loan made by it and each repayment and prepayment in respect of such Loan. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.

Section 2.4           Interest.

(a)          Except as otherwise set forth in this Agreement, each Loan shall bear interest on the unpaid principal amount thereof from the date made to repayment (whether by acceleration or otherwise) at the LIBOR Rate plus the Applicable Margin.

(b)          Upon the occurrence and during the continuance of (i) an Event of Default or (ii) a Default and following written notice from the Agent, the principal amount of all Loans outstanding and the outstanding amount of all other Obligations then owing under the Loan Documents shall thereafter bear interest payable upon demand, at a rate that is 2.00% per annum in excess of the interest rate otherwise payable for the Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

(c)          All interest on the Loans shall be computed (i) in the case of Loans bearing interest at a rate based on the LIBOR Rate, on the basis of a 360-day year or (ii) in the case of Loans bearing interest at the Alternate Base Rate, on the basis of a 365 or 366 day year, as the case may be, in each case, on a day-to-day basis for the actual number of days elapsed.

(d)          Except as otherwise set forth herein, interest on each Loan shall be payable in arrears to the Agent for the benefit of the Lenders on and to (i) each Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, whether by acceleration or on the Scheduled Maturity Date.

Section 2.5           Repayment of Loans. On the Scheduled Maturity Date with respect to any Term Loans, the Borrower shall pay in full all outstanding Obligations, including the Exit Fee, in respect of such Term Loans. On any Maturity Date occurring prior to the Scheduled Maturity Date, the Borrower shall pay in full all outstanding Obligations, which shall include the Prepayment Premium, if applicable, and the Exit Fee.

Section 2.6           Optional Prepayment.

(a)          The Term Loans may be prepaid in whole or in part (and solely in minimum principal increments of $5,000,000 or all the remaining amounts outstanding hereunder), on any Business Day upon not less than five (5) Business Days’ prior written notice from the Borrower to the Agent, together with the payment of all accrued and unpaid interest thereon, the Prepayment Premium, if applicable, the Exit Fee and other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents. Upon any prepayment in full of the Term Loans pursuant to this Section 2.6(a) or any prepayment in part to the extent the principal amount of the Loans remaining outstanding after such prepayment is $25,000,000 or less, any outstanding Delayed Draw Term Loan Commitments then in effect shall automatically terminate and the Borrower shall pay the Prepayment Premium with respect to such Delayed Draw Term Loan Commitments.

(b)          The Borrower may not terminate the Delayed Draw Term Loan Commitments in whole or in part except upon the repayment in full in cash of all outstanding Loans hereunder, in which event the Borrower agrees to pay the Prepayment Premium with respect to the Delayed Draw Term Loan Commitments so terminated.

(c)          All prepayments under this Section 2.6 shall be subject to Section 2.8 and Section 2.14.

Section 2.7           Mandatory Prepayments.

(a)          Change of Control. Immediately upon a Change of Control, the Borrower shall prepay all of the outstanding Loans and all other Obligations in full plus the Prepayment Premium, if applicable, and the Exit Fee.

(b)          Dispositions. The Loans are subject to mandatory prepayment by the Loan Parties from time to time in an amount equal to the Applicable Asset Sale Prepayment Amount of the Net Cash Proceeds (other than Excluded IPO Proceeds) received by any Loan Party or any of its Subsidiaries as a result of any:

(i) Asset Sale (other than an Asset Sale permitted pursuant to Sections 6.7(a), (b), (c), (d) or (e)); or

(ii) Involuntary Disposition;

and, in each case plus the Prepayment Premium, if applicable, and the Exit Fee.

Each such mandatory prepayment pursuant to this clause (b) shall be made within three (3) Business Days following receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary; provided, however, that if the Loan Party or its Subsidiary receives Net Cash Proceeds as a result of any such Asset Sale or Involuntary Disposition (other than resulting from the disposition of Specified Assets) in an aggregate amount less than $5,000,000 for all such Asset Sales or Involuntary Dispositions after the Closing Date, then the Loan Party or its Subsidiary may apply such Net Cash Proceeds to the purchase price of replacement property or assets or other property or assets used by such Loan Party or its Subsidiary within one hundred and eighty (180) days (or such later date as set forth below) after the date of receipt of such Net Cash Proceeds in lieu of making such mandatory prepayment; provided that to the extent any portion of such Net Cash Proceeds is not so applied and the Loan Parties or their Subsidiaries have not entered into any commitment within such 180 day period to so purchase such property or assets, then the portion of such Net Cash Proceeds not so expended or committed shall be applied as a mandatory prepayment pursuant to this Section 2.7(b) no later than the end of such one hundred and eighty (180) day period; provided further that to the extent any portion of such Net Cash Proceeds is committed to purchase such property or assets within such 180 day period, but such purchase is not consummated within 270 days of the date of receipt of such Net Cash Proceeds, then the portion of such Net Cash Proceeds not so expended shall be applied as a mandatory prepayment pursuant to this Section 2.7(b) no later than the end of such 270 day period.

(c)          Debt Issuances. Immediately upon receipt by any Loan Party or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 6.1, on or after the Closing Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to 100% of the cash proceeds received, plus the Prepayment Premium, if applicable, and ~~upon prepayment in full~~the Exit Fee.

(d)          General. All prepayments under this Section 2.7 shall be subject to Section 2.8 and Section 2.14. Borrower shall provide Agent written notice not later than three (3) Business Days prior to any prepayment under this Section 2.7; provided, that failure by Borrower to deliver such notice shall not affect Borrower’s obligation to make any such prepayment. Notwithstanding anything in this Section 2.7 to the contrary, any Lender may elect, by written notice to the Agent no later than 12:00 pm New York City Time, one (1) Business Day prior to the prepayment date (or such later time as the Agent may agree), to decline all or any portion of any mandatory prepayment of its Loans pursuant to this Section 2.7. Any Lender that fails to deliver such notice to the Agent in the time frame set forth above shall be deemed to have accepted its share of any mandatory prepayment. The aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any general corporate purpose not prohibited by this Agreement.

(e)          Any prepayments required pursuant to this Section 2.7 are in addition to any Default or Event of Default rights or remedies the Secured Parties may have.

(f)          Notwithstanding anything to the contrary contained herein, to the extent that any mandatory prepayments would otherwise be required to be made pursuant to Section 2.7(b) out of the Net Cash Proceeds in respect of any Asset Sale or Involuntary Disposition attributable to a Foreign Subsidiary of the Borrower, such prepayments shall not be required to be made to the extent that the Borrower determines in good faith that such prepayment would (x) result in material adverse tax consequences or (y) be prohibited or restricted under (i) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (ii) material constituent document restrictions (including as a result of minority ownership) and other material agreements of such Foreign Subsidiaries not entered into in contemplation of or in order to evade the restrictions in this Agreement or the other Loan Documents. The non-application of any prepayment amounts as a result of this Section 2.7(f) will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such amounts shall be available for working capital and other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to overcome or eliminate any such restrictions (other than restrictions pursuant to local law) to make the relevant prepayment. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, fees, expenses or taxes incurred by the Borrower or any of its Affiliates or any of their equity owners and arising as a result of compliance with the preceding sentence and the Borrower and its Subsidiaries shall be permitted to make directly or indirectly, a dividend or distribution to their Affiliates in an amount sufficient to cover such tax liability.

Section 2.8           General Provisions Regarding Payments.

(a)          All payments by any Loan Party of principal, interest, fees and other Obligations shall be made in Dollars and in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Agent not later than 2:00 p.m. (New York time) on the date due to the Agent’s Account; funds received by the Agent after that time on such due date may, at Agent’s sole discretion, be deemed to have been paid by such Loan Party on such due date or the next succeeding Business Day.

(b)          Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest under this Agreement.

(c)          The Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing to the Agent from time to time, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder and all other Obligations.

(d)          If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Agent or any Lender in respect of any of the Obligations (except as expressly provided elsewhere in a Loan Document), shall be forwarded to the Agent and applied in full or in part by the Agent against the Obligations in the following order of priority: first, (i) to the payment of all reasonable costs and expenses of any sale, collection or other realization, and all amounts for which the Agent is entitled to indemnification hereunder (in its capacity as the Agent and not as a Lender) and all advances made by the Agent hereunder for the account of the applicable Loan Party, (ii) to the payment of all reasonable costs and expenses paid or incurred by the Agent in connection with the exercise of any right or remedy hereunder or under any Loan Document, all in accordance with the terms hereof or thereof, and (iii) to the payment of any fees or other amounts then-owing to the Agent (in its capacity as such and not as a Lender) hereunder or under any other Loan Document; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Loan Party or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.9           Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 2.9 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff, appropriation and application.

Section 2.10         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loan and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Section 2.11         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Agent or any Loan Party) requires the deduction or withholding of any Tax from any such payment by the Agent or any Loan Party, then the Agent or relevant Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the Agent or applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 2.11(a), each relevant Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(ii)         Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Lender shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.

(i)          Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

Section 2.12         Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)         subject the Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender with respect thereto (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, the Borrower will pay to such Lender or the Agent such additional amount or amounts as will compensate such Lender or the Agent, as applicable, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan maintained by such Lender to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the Agent setting forth the amount or amounts necessary to compensate such Lender or its holding company or the Agent, as the case may be, as specified in Section 2.12(a) or Section 2.12(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Agent or such Lender, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of the Agent or any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Agent or any Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender (x) fails to agree to any amendment, consent or waiver requested by the Borrower or (y) requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case under this clause (y), such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), then the Borrower may, at such Lender’s sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4 other than the Agent’s or any Lender’s consent), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Agent the assignment fee and shall have provided all of the documentation and information in accordance with Section 10.4;

(ii)         such Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, (B) accrued interest thereon, (C) if such Lender is being replaced pursuant to clause (x) of Section 2.13(b) above, the Prepayment Premium and Exit Fee with respect to such Lender’s Loans and Delayed Draw Term Loan Commitments that would have been payable to such Lender in connection with a voluntary prepayment of such Lender’s Loans and, in the case of the Delayed Draw Term Loan Commitments, assuming that such Delayed Draw Term Loan Commitments were funded in full and immediately prepaid in full on the date of determination, (D) accrued fees and (E) all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.14         Break Funding Payments. If (i) any payment of principal of any Loan is made other than on the last day of an Interest Period relating to such Loan, as a result of (w) a prepayment pursuant to Sections 2.6 or 2.7(a), (b), (c) or (d), (x) an assignment required by Section 2.13(b), (y) Section 2.15 or (z) acceleration of the maturity of the Loans and the outstanding principal amount of the Loans pursuant to Section 7.1; or (ii) the Borrower fails to make a principal or interest payment with respect to any Loan on the date such payment is due and payable, then the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional actual and documented losses, or reasonable costs or expenses which it actually incurs as a result of any such payment, including any cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain such Loan.

Section 2.15         Maintaining Loans Bearing Interest at the LIBOR Rate.

(a)          Market Disruption Affecting LIBOR Rate. If on any date:

(i)          the Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that by reasons of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate for Loans bearing interest at the LIBOR Rate; or

(ii)         the Agent is advised by the Lenders holding at least 51% of the Loans outstanding that the LIBOR Rate will not adequately and fairly reflect the cost to such Lenders of maintaining their Loans at the LIBOR Rate (provided that this clause (ii) shall not apply so long as the Lenders and their Affiliates are the sole Lenders);

then, the Agent shall on such date give notice (by electronic communication) to the Borrower and each Lender of such determination or notification, whereupon (x) no Loans shall be maintained at the LIBOR Rate; and (y) the interest rate applicable to such Loans shall be determined by substituting the Alternate Base Rate (which shall be determined without reference to any portion thereof that is calculated based on the LIBOR Rate) for the LIBOR Rate until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist.

(b)          Illegality of Loans Bearing Interest at the LIBOR Rate. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Agent) that the maintaining or continuation of all or any of its Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then such Lender shall be an “Affected Lender” and it shall on that day give notice (by electronic communication) to the Borrower and the Agent of such determination (which notice the Agent shall promptly transmit to each other Lender). Thereafter the Affected Lender’s obligation to maintain its outstanding Loans bearing interest at the LIBOR Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and the interest rate applicable to such Affected Loans shall be determined by substituting the Alternate Base Rate (which shall be determined without reference to any portion thereof that is calculated based on the LIBOR Rate) for the LIBOR Rate, provided that the Affected Lender shall make commercially reasonable efforts to assign the Affected Loans according to Section 10.4.

(c)          LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period, including, without limitation, because the LIBOR screen rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the administrator of the LIBOR screen rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR screen rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”);

then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent (at the direction of the Required Lenders) shall amend this Agreement to replace the LIBOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any then prevailing convention for similar credit facilities in the United States for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans accruing interest based on the LIBOR Rate shall be suspended and (y) following the expiration of the Interest Period then in effect with respect to any Loans outstanding at such time accruing interest at the LIBOR Rate, the interest rate applicable to such Loans shall be determined by substituting the Alternate Base Rate (which shall be determined without reference to any portion thereof that is calculated based on the LIBOR Rate) for the LIBOR Rate.

Section 2.16         Agency and Administration Fees. The Borrower agrees to pay to the Agent and Oaktree Capital Management, L.P. the fees and expenses in accordance with the applicable Fee Letter.

Section 2.17         Prepayment Premium and Exit Fee; Acceleration. Notwithstanding anything in this Agreement to the contrary, if the Obligations are accelerated in accordance herewith for any reason or otherwise become due in accordance herewith prior to their original maturity date, including pursuant to Section 2.6, Section 2.7 or Article VII, and including because of default, sale or encumbrance (including that by operation of law or otherwise and including as a result of the commencement of any proceeding under any Debtor Relief Law), the Prepayment Premium and Exit Fee shall also automatically be due and payable as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits, losses and other damages as a result thereof. Any Prepayment Premium or Exit Fee payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Loan Party agrees that such Prepayment Premium or Exit Fee is reasonable under the circumstances currently existing. The Prepayment Premium and Exit Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM OR EXIT FEE IN CONNECTION WITH ANY ACCELERATION, IN EACH CASE, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED UNDER APPLICABLE LAW. The Loan Parties expressly agree that (i) the Prepayment Premium ~~is~~and Exit Fee are each reasonable and each is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and Exit Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.17, (v) their agreement to pay the Prepayment Premium and Exit Fee is a material inducement to the Lenders to make the Loans, and (vi) the Prepayment Premium ~~represents~~and Exit Fee represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

Section 2.18         Unused Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee for the period from and including (x) the Closing Date to (y) the earlier of (i) the Delayed Draw Funding Date or (ii) the Delayed Draw Termination Date, in an amount equal to 0.75% per annum on the average daily amount of the Delayed Draw Term Loan Commitment of such Lender, payable quarterly in arrears on the last Business Day of each quarter beginning with the quarter ending December 31, 2018.

Section 2.19         Exit Fee. Upon any payment or prepayment of all or a portion of the Term Loans hereunder, whether voluntary or involuntary, prior to, on or after the Maturity Date or following the acceleration of the Obligations hereunder, including as a result of the commencement of any proceeding under any Debtor Relief Law, the Borrower shall pay to each of the Lenders for its own account a fee (the “Exit Fee”) equal to 1.25% of the principal amount of such Lender’s Term Loans so paid or prepaid. Such Exit Fee shall be earned, due and payable immediately upon any such payment or prepayment, and shall be in addition to any accrued and unpaid interest, reimbursement obligations, Prepayment Premium or other amounts payable in connection therewith.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1           Closing Date. The obligation of the Lenders to make the Closing Date Term Loans on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions, as determined by the Agent and the Lenders:

(a)          Funding Notice. The Agent shall have received a completed Funding Notice, duly executed by the Borrower.

(b)          Loan Documents. The Agent shall have received each Loan Document required to be executed by the appropriate Loan Party on the Closing Date and delivered by each applicable Loan Party in such number as reasonably requested by the Agent (which may be delivered by facsimile or other electronic means for the purposes of satisfying this clause (b) on the Closing Date, with signed originals to be delivered promptly thereafter) and such Loan Documents shall be in form and substance satisfactory to the Loan Parties, the Agent and the Lenders and their respective counsels.

(c)          Organizational Documents; Incumbency. The Agent shall have received, in form and substance reasonably satisfactory to the Agent and the Lenders: (i) a copy of each Organizational Document of each Loan Party (and, to the extent applicable, certified by the appropriate Governmental Authority as of the Closing Date or a recent date prior thereto), certified as of the Closing Date by a representative of such Loan Party as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a representative of such Loan Party as being in full force and effect without modification or amendment; (iv) to the extent applicable, a good standing or other certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) a completed IRS Form W-9, duly executed by an Authorized Officer of the Borrower.

(d)          Closing Date Certificate. The Agent shall have received a Closing Date Certificate, dated as of the Closing Date, and signed by an Authorized Officer of the Borrower.

(e)          Governmental Authorizations and Consents. Each Loan Party shall have obtained all material necessary Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by this Agreement, and each of the foregoing shall be in full force and effect, final and non-appealable and not subject to further review, and in form and substance reasonably satisfactory to the Agent and the Lenders.

(f)          Fees and Expenses. The Agent shall have received payment in full of (i) all fees required to be paid on the Closing Date under the Fee Letters, and (ii) expenses invoiced and due to the Agent (including the reasonable fees and expenses due of their advisors and legal counsel, including Sullivan & Cromwell LLP, as counsel to the Agent) in connection with this Agreement and the other Loan Documents. For the avoidance of doubt, such fees and expenses may be paid and discharged with the proceeds of the Term Loans.

(g)          Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to clause (b) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

(h)          Solvency Certificate. On the Closing Date, the Agent shall have received a Solvency Certificate from the Borrower dated as of the Closing Date.

(i)          Perfection of Collateral. On the Closing Date, the Agent shall have received: (i) all documents (including share certificates, transfers and stock transfer forms, notices or any other instruments) required to be delivered or filed under the Collateral Documents and evidence reasonably satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Collateral Documents to be effected, given or made in accordance with the terms of the Collateral Documents in order to establish a valid and perfected first priority security interest in the Collateral and (ii) UCC lien searches (or foreign equivalent) with respect to each Loan Party reasonably satisfactory to the Lenders.

(j)          Opinions of Counsel to Loan Parties. The Agent and its counsel shall have received executed copies of the favorable written opinions of counsel to the Loan Parties as to such matters as the Agent and the Lenders may request, including with respect to the creation and perfection of the security interests, dated as of the Closing Date, and otherwise in form and substance reasonably satisfactory to the Agent and the Lenders.

(k)          Due Diligence. The Lenders shall have completed to their satisfaction all financial and legal due diligence with respect to the Loan Parties.

(l)          Material Adverse Effect. Since December 31, 2017, no event, circumstance or change shall have occurred that has caused or would reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect, both before and after giving effect to the Term Loans to be made on the Closing Date.

(m)          No Default. No event shall have occurred or be continuing or would result from the making of the Term Loans that would constitute a Default or Event of Default.

(n)          Beneficial Ownership. To the extent requested by any Lender or the Agent, the Borrower shall have provided to such Lender and the Agent all documentation and other information so requested, including a duly executed W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

Section 3.2           Delayed Draw Term Loans. The obligation of the Lenders to make the Delayed Draw Term Loans on the Delayed Draw Funding Date is subject to the satisfaction (or waiver in accordance with Section 2.1(f)) of the following conditions, as determined by the Agent:

(a)          Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Delayed Draw Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b)          No Default. No event shall have occurred ~~or~~and be continuing or would result from the making of the Delayed Draw Term Loans that would constitute a Default or Event of Default.

(c)          Delayed Draw Eligibility Event. The Delayed Draw Eligibility Event shall have occurred and the Borrower shall have delivered the Delayed Draw Notice.

Section 3.3           Early Delayed Draw Term Loans. The obligation of the Lenders to make the Early Delayed Draw Term Loans on the Early Delayed Draw Funding Date is subject to the satisfaction (or waiver in accordance with Section 2.1(i)) of the following conditions, as determined by the Agent:

(a)          Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Early Delayed Draw Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b)          No Default. No event shall have occurred and be continuing or would result from the making of the Early Delayed Draw Term Loans that would constitute a Default or Event of Default.

(c)          The funding date of the Early Delayed Draw Term Loans shall be no later than May 3, 2019.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make the Loans to be made pursuant to this Agreement and to induce the Agent to enter into this Agreement, each of the Loan Parties represents and warrants to each Lender and the Agent that the following statements are true and correct on and as of the Closing Date, the date of delivery of the Delayed Draw Notice, the Delayed Draw Funding Date and the Early Delayed Draw Funding Date:

Section 4.1           Organization; Requisite Power and Authority; Qualification. Each Loan Party (i) is duly organized, validly existing and, if applicable in the jurisdiction of organization, in good standing under the laws of its jurisdiction of organization, (ii) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) except where the failure to do so, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, is qualified to do business and, where applicable, is in good standing, in every jurisdiction where such qualification is required.

Section 4.2           Due Authorization. The execution, delivery and performance of the Loan Documents to which such Loan Party is a party have been duly authorized by all necessary organization action on the part of such Loan Party.

Section 4.3           Due Execution. Each Loan Party has duly executed and delivered each Loan Document to which it is a party.

Section 4.4           Enforceability. Each Loan Document to which such Loan Party is a party is the valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with the respective terms of such Loan Document, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.5           No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of (i) any law or any governmental rule or regulation binding upon and applicable to such Loan Party, (ii) any of the Organizational Documents of such Loan Party, or (iii) any order, judgment or decree of any Governmental Authority binding on such Loan Party; (b) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party, other than any Liens created under any of the Loan Documents; or (d) require any approval of stockholders, members, partners or similar owners of any Equity Interests of such Loan Party, or any approval or consent of any Person under any Contractual Obligation of such Loan Party, except for (x) such approvals or consents that have been obtained on or before the Closing Date, (y) in the case of clause (d) above, any such approvals or consents the failure of which to obtain will not result in a Material Adverse Effect, or (z) in the case of clauses (a)(i), (a)(iii) or (b) above, any such violations or breaches which will not result in a Material Adverse Effect.

Section 4.6           Governmental Approvals. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation by each Loan Party of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings in connection with the perfection of Liens in the Collateral that are to be made, or otherwise delivered to the Agent for filing and/or recordation to the extent required by the Collateral Agreement, as of the Closing Date.

Section 4.7           Compliance with Law. Each Loan Party and its Subsidiaries is in compliance with (i) all laws, regulations, guidelines binding upon it and orders of any Governmental Authority applicable to it, its operations or its property and (ii) all Contractual Obligations applicable to such Loan Party, in each case except for such failures to comply which would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

Section 4.8           Investment Company Act. No Loan Party is subject to regulation under the Investment Company Act of 1940 or under any other federal, provincial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.9           Financial Statements.

(a)          The audited consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries (including the Scilex Subsidiary) previously delivered by the Borrower to the Agent (or otherwise made available on the EDGAR Website maintained by the U.S. Securities and Exchange Commission) for the Fiscal Year ended December 31, 2017, have been prepared in conformity with GAAP and fairly present in all material respects the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for the periods then ended.

(b)          The unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries (including the Scilex Subsidiary) previously delivered by the Borrower to the Agent (or otherwise made available on the EDGAR Website maintained by the U.S. Securities and Exchange Commission) for the fiscal quarters ended March 31, 2018 and June 30, 2018 have been prepared in conformity with GAAP and fairly present in all material respects the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended (except for the absence of footnote disclosure and year-end audit adjustments).

(c)          Since December 31, 2017, the Loan Parties have not incurred any material contingent liability that would be required to be disclosed on its financial statements in accordance with GAAP except to the extent disclosed in filings with the U.S. Securities and Exchange Commission or incurred in the Ordinary Course.

Section 4.10         No Material Adverse Change. Since December 31, 2017, no event, circumstance or change has occurred that has caused or would reasonably be expected to cause, in any case or in the aggregate, a Material Adverse Effect.

Section 4.11         Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of such Loan Party and its Subsidiaries required to be filed by it have been timely filed (taking into account any permitted extensions), and all material taxes shown on such tax returns to be due and payable, and all other material taxes, assessments, fees and other governmental charges imposed upon such Loan Party and upon its properties, assets, income, businesses and franchises which are due and payable, have been paid when due and payable (other than those being actively contested by such Loan Party in good faith and by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as required in conformity with GAAP have been made or provided therefor) and, to the knowledge of such Loan Party, there is no proposed tax assessment or claim being assessed against such Loan Party or its Subsidiaries with respect to any such taxes, assessments, fees and other governmental charges, except those that in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 4.12         Adverse Proceedings and Claims. Except as set forth on Schedule 4.12, there are no pending Adverse Proceedings and, to the knowledge of such Loan Party, no Person has asserted against such Loan Party or any of its Subsidiaries any claim that would constitute an Adverse Proceeding which would reasonably be expected to cause a Material Adverse Effect.

Section 4.13         Employee and Pension Matters.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law or other applicable law, (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and (iii) the Loan Parties and each ERISA Affiliate, as applicable, has made all required contributions to any Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or other applicable laws, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the Code, or otherwise) has been made with respect to any Plan.

(b)           Except as could not reasonably be expected to have Material Adverse Effect, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multi-employer Plan.

(c)          Provided the proceeds used to fund the Loan do not constitute plan assets, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Term Loans.

Section 4.14         Solvency. The Loan Parties, on a consolidated basis, are Solvent (as determined after taking into account this Agreement and any borrowings, as applicable, made on the Closing Date, the Delayed Draw Funding Date or the Early Delayed Draw Funding Date).

Section 4.15         Material Agreements. Schedule 4.15 sets forth an accurate and complete list of all Material Agreements of such Loan Party and its Subsidiaries as of the Closing Date, all of which are valid, binding, subsisting and in full force and effect. Except as set forth on Schedule 4.15, (a) none of the Loan Parties, any of their Subsidiaries or any counterparty is in default of the performance or observance of any of the material obligations, covenants or conditions contained in any Material Agreement, (b) to the knowledge of such Loan Party, no event or circumstance exists that would prevent the counterparty to any Material Agreement from performing any of its material obligations, covenants or conditions contained in any Material Agreement to which it is a party and (c) such Loan Party has not received or provided any notice of intention to terminate any Material Agreement in whole or in part.

Section 4.16         Ownership and Investment.

(a)          Loan Parties. The outstanding Equity Interests of such Loan Party have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable. Schedule 4.16(a) correctly sets forth the jurisdiction of organization of such Loan Party and the ownership interests of the issued and outstanding Equity Interests of such Loan Party as of the Closing Date. Except as set forth on Schedule 4.16(a), as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement to which such Loan Party is a party requiring, and there is no membership interest or other Equity Interests of such Loan Party outstanding which upon conversion or exchange would require, the issuance by such Loan Party of any additional membership interests or other Equity Interests of such Loan Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Loan Party.

(b)          Subsidiaries. Schedule 4.16(b) correctly sets forth the jurisdiction of organization of such Loan Party’s direct Subsidiaries and the ownership interests of the issued and outstanding Equity Interests of such Subsidiaries as of the Closing Date.

(c)          Specified Assets. One or more of the Loan Parties owns all right, title and interest in the Specified Assets (other than (i) the assets comprising the Virttu Biologics business, which are owned by Virttu Biologics Limited, a wholly-owned Foreign Subsidiary of the Loan Parties and (ii) certain assets comprising the Levena Biopharma business, which are owned directly or indirectly by Levena (Suzhou) Biopharma Co. Ltd, a wholly-owned Foreign Subsidiary of the Loan Parties), subject to Liens expressly permitted by Agreement.

Section 4.17         Intellectual Property.

(a)          Schedule of Loan Party Intellectual Property. Schedule 4.17(a) sets forth a complete and accurate list, as of the Closing Date, of all (i) Loan Party Intellectual Property consisting of Patents, Copyrights and Trademarks owned by any Loan Party and (ii) any material Copyrights licensed exclusively to any Loan Party, in each case, that is issued, registered or subject to a pending application, including, in each case, the owner, applicable registration or application number and jurisdiction. All Material Loan Party Intellectual Property that is registered is subsisting and, to the knowledge of each Loan Party, valid and enforceable, and there is no pending or, to such Loan Party’s knowledge, threatened Dispute challenging in writing the ownership, validity or enforceability of such Material Loan Party Intellectual Property.

(b)          Title to Loan Party Intellectual Property. Except as otherwise set forth in Schedule 4.17(a), the Loan Parties or one or more of their Subsidiaries are the exclusive owners of all right, title and interest in and to the Material Loan Party Intellectual Property, free and clear of any Liens except for Liens not prohibited by Section 6.2.

(c)          Non-Infringement. Except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, the conduct of the businesses of the Borrower and its Subsidiaries have not within the past three (3) years infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person. To the knowledge of such Loan Party, no Person is infringing, misappropriating or otherwise violating any Material Loan Party Intellectual Property in a manner that has resulted in, or is reasonably expected to result in, a Material Adverse Effect.

(d)          IP Sufficiency. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries own or have a valid and enforceable license or other right to use all material Intellectual Property used in or necessary for the conduct of their respective businesses as conducted as of the date hereof.

(e)          Employee IP Assignments. All current and former employees and contractors of the Borrower and each of its Subsidiaries that are involved in the development of material Intellectual Property on behalf of the Borrower or its Subsidiaries have executed written confidentiality and invention assignment agreements pursuant to which such employee or contractor, to the extent permitted by applicable law, presently assigns and agrees to assign to the Borrower or its Subsidiaries all right, title and interest in and to such material Intellectual Property, and agrees to keep confidential information and trade secrets of the Borrower and its Subsidiaries confidential.

Section 4.18         Real Property. Schedule 4.18 correctly sets forth all real property that is owned or leased by the Loan Parties as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or landlord thereof and lessee or sublessee thereof (if applicable) and the address of the respective property.

Section 4.19          Existing Debt. Schedule 4.19 correctly sets forth, as of the Closing Date (i) all Indebtedness for borrowed money of each Loan Party and its Subsidiaries, including any commitment for the extension of such Indebtedness to such Loan Party or the Guarantee by such Loan Party or any of its Subsidiaries of any such Indebtedness of any other Person, and (ii) the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement, excluding in the case of each of clause (i) and (ii) this Agreement and the Loans.

Section 4.20         Regulatory Approvals and Related Submissions and Materials.

(a)          Schedule 4.20(a) correctly sets forth all of the material Regulatory Approvals relating to the Products of any Loan Party as of the Closing Date.

(b)          There has been no statement in the written or oral communications received by such Loan Party , or to the knowledge of such Loan Party, by any manufacturer or distributor of any Product or any licensee of any Loan Party under any License Agreement, from any Regulatory Authority in their respective jurisdictions that would indicate that the Regulatory Authority (i) was not likely to approve any Loan Party’s applications made to any Regulatory Authority with respect to any of the Products or any Material Agreement or (ii) is likely to revise or revoke any current approval granted by any Regulatory Authority with respect to any of the Products or any Material Agreement in connection with a Product.

(c)          Each Loan Party is compliant in all material respects with all Regulatory Approvals and all statutory and regulatory obligations applicable under its currently held marketing authorizations and requirements with respect to each Product wherever such Product is now being licensed, sold, investigated in clinical studies or in preclinical studies.

Section 4.21         Title to Property. Each Loan Party and its Subsidiaries has good and marketable title to (or, in the case of leased real property, valid leasehold interests in) all of its real and personal property, whether tangible or intangible, material to the Loan Parties and their Subsidiaries business, taken as a whole, except for Liens not prohibited by Section 6.2.

Section 4.22         Insurance. All policies of insurance maintained by or on behalf of such Loan Party are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Loan Party. Schedule 4.21 correctly sets forth a description of all policies of insurance maintained by the Loan Parties in the United States as of the Closing Date.

Section 4.23         Labor Matters. As of the Closing Date, there are no collective bargaining agreements covering employees of such Loan Party or any of its Subsidiaries.

Section 4.24         Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received any Environmental Claim, or has knowledge that any is threatened, (iv) has entered into any agreement in which such Loan Party or any Subsidiary has assumed or undertaken responsibility or obligations of any other person with respect to any Environmental Liability or (v) has knowledge of any basis for any other Environmental Liability.

Section 4.25         Anti-Terrorism Laws.

(a)          None of the Loan Parties or any of their Subsidiaries or, to the knowledge of such Loan Party, any Affiliates of such Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(b)          (i) None of the Loan Parties or their Subsidiaries nor (ii) to the knowledge of such Loan Party, any Affiliates of such Loan Party or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Sanctioned Person.

(c)          (i) None of the Loan Parties or any of their Subsidiaries nor (ii) to the knowledge of such Loan Party, any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions.

Section 4.26         Completeness of Disclosure. No document, certificate or other written information, including, information contained in the presentations made to the Lenders, furnished to the Lenders by or on behalf of the Loan Parties and their Subsidiaries for use in connection with the transactions contemplated by this Agreement, but excluding any financial projections that may be included therein or that have been furnished to the Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There are no facts known to any Loan Party that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed in writing to the Lenders for use in connection with the transactions contemplated by this Agreement or otherwise disclosed in filings with the U.S. Securities and Exchange Commission prior to the date hereof.

Section 4.27         No Default. No Event of Default or Default has occurred ~~or~~and is continuing.

Section 4.28         Broker Fees. No Loan Party has engaged or dealt with any broker or arranger, other than Morgan Stanley & Co. LLC, in connection with this Agreement and the Loans, and there are no brokerage commissions or fees payable in connection with the Loans to be provided to the Borrower under this Agreement to any Person other than Morgan Stanley & Co. LLC and pursuant to the Fee Letters.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Commitments have terminated, the Obligations have been indefeasibly paid in full in cash, including the Prepayment Premium, if applicable, and the Exit Fee but excluding contingent indemnification obligations (other than those with respect to which the Agent or any Lender has then given notice to the Borrower) and this Agreement has terminated in accordance with Section 10.5, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V:

Section 5.1           Financial Statements and Other Reports. The Loan Parties shall deliver to the Agent:

(a)          Quarterly Financial Statements. Within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year (or if later, the end of any extension period granted to the Borrower pursuant to any extension in connection with its Quarterly Report on Form 10-Q for such Fiscal Quarter made in compliance with Rule 12b-25 of the Exchange Act, which such extension shall not in the aggregate exceed five (5) days):

(i)          consolidated balance sheets of the Borrower and its Subsidiaries (including the Scilex Subsidiary) as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (including the Scilex Subsidiary) for the portion of the Borrower’s Fiscal Year then elapsed; and

(ii)         consolidated balance sheets of the Scilex Subsidiary as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Scilex Subsidiary for the portion of the Borrower’s Fiscal Year then elapsed;

in the case of each of clauses (i) and (ii), setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter and period in the previous Fiscal Year, together with a Financial Officer Certification with respect thereto.

(b)          Annual Audited Financial Statements. Within 90 days after the end of each Fiscal Year (or if later, the end of any extension period granted to the Borrower pursuant to any extension in connection with its Annual Report on Form 10-K for such Fiscal Year made in compliance with Rule 12b-25 of the Exchange Act, which such extension shall not in the aggregate exceed fifteen (15) days):

(i)           (x) the audited consolidated balance sheets of the Borrower and its Subsidiaries (including the Scilex Subsidiary) as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (including the Scilex Subsidiary) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and (y) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent registered public accounting firm of recognized international standing selected by the Borrower, which report shall be unqualified, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries (including the Scilex Subsidiary) as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, together with a written statement by such independent registered public accounting firm stating that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; provided, however, that any such report shall not be considered qualified due to the inclusion of an emphasis of matter paragraph in the audit opinion based on recurring losses from operations and working capital deficiencies similar in type disclosed in the Borrower’s audited financial statements for the 2017 Fiscal Year and if the Borrower delivers to the Agent within three Business Days after the delivery of the applicable financial statements a Solvency Certificate attesting to the solvency as of such date of the Borrower; and

(ii)         (x) the audited consolidated balance sheets of the Scilex Subsidiary as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Scilex Subsidiary for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and (y) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent registered public accounting firm of recognized international standing selected by the Borrower, which report shall be unqualified, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Scilex Subsidiary as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c)          Liquidity Information. Within five (5) Business Days after receipt of a written request from any Lender or the Agent, the Borrower shall provide to such Lender or the Agent copies of bank statements and balance, together with any information reasonably requested by such Lender or the Agent evidencing the Borrower’s maintenance of the Minimum Liquidity Amount.

(d)          Compliance Certificate. Together with each delivery of financial information (and in any event no later than the delivery date required thereby) pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, attaching such required financial information required pursuant to Sections 5.1(a) or 5.1(b) (as applicable).

(e)          Financial Covenant. Together with each delivery of financial information pursuant to Sections 5.1(a) or 5.1(b) (as applicable), the Borrower shall deliver to the Agent a compliance certificate substantially in the form of Exhibit I, executed by the chief financial officer, principal financial officer or principal accounting officer of the Borrower, and such other evidence reasonably requested by any Lender, confirming the Borrower’s compliance with the covenant set forth in Section 6.15.

(f)          Annual Budget. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries (including the Scilex Subsidiary) as of the end of the following Fiscal Year and the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto, and during the course of such Fiscal Year any updates thereto prepared by the Borrower or any of its Subsidiaries if, and to the extent, delivered to the Borrower’s board of directors). Such budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such budget, it being understood that actual results may vary from such budget and that such variations may be material.

(g)          Notice of Default, Event of Default or Material Adverse Effect. Promptly upon (i) the occurrence of any Default or Event of Default or receipt by any Loan Party or any of its Subsidiaries of notice with respect thereto or (ii) the occurrence of any event or change that has caused (or would reasonably be expected to cause), in any case or in the aggregate, a Material Adverse Effect, a certificate such Loan Party’s Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action such Loan Party has taken, is taking and proposes to take with respect thereto.

(h)          Notice of Adverse Proceeding. Promptly upon any Loan Party obtaining knowledge of (i) the institution of, or threat in writing of, any Adverse Proceeding not previously disclosed in writing by such Loan Party to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii), would be reasonably expected to have a Material Adverse Effect, such Loan Party shall provide written notice thereof to the Agent.

(i)          Environmental Notifications. Promptly following receipt or submission thereof, copies of all environmental reports, filings or notifications submitted to a Governmental Authority or third party, whether prepared by personnel of any Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters arising out of the operations of the Borrower or any Subsidiary or at any Facility that would be reasonably expected to have a Material Adverse Effect or with respect to any Environmental Claims that would be reasonably expected to have a Material Adverse Effect.

(j)          Information Regarding Collateral. (i) At least 30 days prior to any such change, written notice of (A) any change in any Loan Party’s name, (B) any change in the location of any Loan Party’s chief executive office or principal place of business, (C) any change in any Loan Party’s jurisdiction of organization or “location” (determined as prescribed in New York UCC Section 9-307) or type of organizational structure, (D) any change in any Loan Party’s taxpayer identification number or company registration number or similar identifying designation assigned by any applicable Governmental Authority or (E) any damage or destruction of any material portion of the Collateral, and (ii) promptly (and in any case within two Business Days) after the effectiveness thereof certified organizational documents reflecting any of the changes described in (i) above.

(k)          ERISA Event. Promptly upon any Authorized Officer of a Loan Party obtaining knowledge of the occurrence of any ERISA Event that would reasonably be likely to cause a Material Adverse Effect, such Loan Party shall provide written notice specifying the nature thereof, what action such Loan Party or its ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(l)          Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries (including the Collateral) as from time to time may be reasonably requested by the Agent.

Any material to be delivered pursuant to Sections 5.1(a), (b), (h), (k) or (l) shall be deemed delivered hereunder upon posting thereof on the EDGAR Website (or any successor system thereto) maintained by the U.S. Securities and Exchange Commission.

Section 5.2           Existence. Except pursuant to a transaction expressly permitted under Section 6.7, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights, franchises, licenses and permits required by any Governmental Authority necessary to enable each Loan Party and each of its Subsidiaries to operate their respective businesses as now conducted and as currently contemplated to be conducted by them and to own or lease their respective properties other than, in the case of this clause (ii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.3           Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its profits, income, capital, capital gains, payroll businesses or franchises before any penalty or fine accrues thereon, and all material Taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have (or in the case of Taxes may) become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings diligently conducted so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.4           Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the business of such Loan Party and its Subsidiaries, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure in any individual case or in the aggregate to maintain such properties would not reasonably be expected to result in a Material Adverse Effect.

Section 5.5           Insurance. Each Loan Party (i) shall maintain, or cause to be maintained, with financially sound and reputable insurers, such insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses and (ii) shall maintain all insurance required under the terms of any lease to which such Loan Party is a tenant or lessee the failure of which to maintain would reasonably be expected to cause a Material Adverse Effect. Within thirty (30) Business Days after the Closing Date (or such longer period of time agreed to by the Agent), each such policy of insurance shall (i) name the Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy (including business interruption, if any) contain a lender loss payable clause or endorsement naming the Agent, on behalf of the Secured Parties, as loss payee thereunder and providing for at least thirty (30) days’ prior written notice to the Agent of any material modification or cancellation of such policy, and otherwise reasonably satisfactory in form and substance to the Agent. Notwithstanding the foregoing, in the event any proceeds of any insurance are received by the Agent or any Lender, except after the occurrence and during the continuance of an Event of Default, such Person shall, within one (1) Business Day after receipt thereof, deliver such proceeds in the form received to the Borrower or the applicable Loan Party to which such proceeds relate.

Section 5.6           Books and Records; Inspections. Each Loan Party shall, and shall cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects in accordance with GAAP and each Loan Party shall, and shall cause each of its respective Subsidiaries to, permit any authorized representatives designated by the Agent to visit and inspect any of the properties of the Loan Party and their Subsidiaries no more than once per year, to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers and independent registered public accounting firm, in person or by telephone call at the request of the Agent or its authorized representative during normal business hours upon at least ten (10) Business Days prior written notice; provided that no Loan Party shall be obligated pursuant to this Section 5.6 to provide any information that it reasonably considers to be a trade secret or subject to attorney-client privilege or similar confidential information; provided, further, that following the occurrence and during the continuation of an Event of Default, the Agent will be entitled to conduct an unlimited number of such visitations or inspections, at the Borrower’s expense, at reasonable times and upon reasonable notice.

Section 5.7           Compliance with Laws.

(a)          Environmental Compliance. Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply with all Environmental Laws in all material respects. If the Agent at any time has a reasonable basis to believe that there is any material violation by a Loan Party of any Environmental Law or the presence or release of any Hazardous Material which could result in material liability, each Loan Party shall, and shall cause each Subsidiary to, (i) cause the performance of such environmental audits and testing, and preparation of such environmental reports, at the Borrower’s sole cost and expense, as the Agent may from time to time reasonably request with respect to any parcel of real property subject to a Collateral Document that is a mortgage, deed of trust or similar instrument, which shall be conducted by Persons reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent, and (ii) permit the Agent or its representatives to have access to all such real property for the purpose of conducting, at the Borrower’s sole cost and expense, such environmental audits and testing as the Agent shall reasonably deem appropriate.

(b)          General Compliance. Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, guidelines binding upon it and orders of any Governmental Authority the failure of which to comply with would reasonably be expected to cause a Material Adverse Effect. Within 60 days after the Closing Date, each Loan Party shall institute (if not already in effect) and thereafter maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

Section 5.8           Additional Guarantors. In the event that any Person becomes a Domestic Subsidiary of the Borrower or any other Loan Party (other than the Scilex Subsidiary), the Borrower or such Loan Party shall within thirty (30) days after such Person becomes such a Domestic Subsidiary (or such later date as agreed to by the Agent):

(a)          (i) cause such Subsidiary to become an Additional Guarantor by executing and delivering to the Agent a Joinder Agreement and, where applicable, all Collateral Documents necessary to grant a first priority Lien in favor of the Agent in all assets owned or held by such Subsidiary of the type constituting Collateral, in each case in form and substance reasonably satisfactory to the Agent, (ii) cause itself or any of its other Subsidiaries that holds the Equity Interests of such Subsidiary to take any additional actions required by the Collateral Documents or hereunder necessary to grant a perfected first-priority Lien in such Equity Interests in favor of the Agent, including by, where applicable, delivering to the Agent originals of the certificates representing such Equity Interests, together with an original of an undated transfer power for each such certificates executed in blank by an Authorized Officer (and, where applicable, a power of attorney authorizing the Agent to transfer such Equity Interests) and any other instruments required by the Collateral Documents or hereunder necessary for the perfection of the Lien in such Equity Interests in favor of the Agent, and (iii) take all such other actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates as are reasonably requested by the Agent to the extent similar to the ones described in Section 3.1 clauses (c) and (j); and

(b)          send to the Agent written notice setting forth (i) the date on which such Person became a Subsidiary, and (ii) all of the data regarding such Person that was required to be set forth in the Disclosure Schedules with respect to the Loan Parties, and such written notice, upon approval by the Agent, shall be deemed to supplement the Disclosure Schedules for all purposes under this Agreement and the other Loan Documents.

Section 5.9           Further Assurances. At any time or from time to time upon the request of the Agent, each Loan Party shall, at its sole expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral in accordance with the requirements of the Loan Documents. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), unless otherwise agreed to by the Borrower, (a) no more than 65.0% of the voting Equity Interests of any CFC or FSHCO that is, in each case, owned directly by a Loan Party shall be directly or indirectly pledged or similarly hypothecated to guarantee or support any obligation of the Borrower, (b) no Equity Interest of any Subsidiary of a CFC or FSHCO shall be required to be directly or indirectly pledged or similarly hypothecated to guarantee or support any obligation of the Borrower (aggregating all arrangements that result in a direct or indirect pledge of such Equity Interests), (c) no CFC or FSHCO (or Subsidiary thereof) shall be required to guarantee or support any obligation of the Borrower, and (d) no security or similar interest shall be granted in the assets of any CFC or FSHCO (or Subsidiary thereof), which security or similar interest guarantees or supports any obligation of the Borrower.

Section 5.10         Employee and Pension Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law; (ii) cause each applicable Pension Plan intended to be qualified under Section 401 of the Code to be so qualified; (iii) make all required contributions to any Plan when due; (iv) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (v) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (vi) ensure that no Plan has an Unfunded Pension Liability, in each case of (i) through (vi), that would reasonably be expected to have a Material Adverse Effect.

Section 5.11         Other Collateral. Each Loan Party shall cause all of its owned real, personal and mixed property (including Equity Interests and Intercompany Indebtedness), other than Excluded Assets (as defined in the Collateral Agreement), to be subject at all times to a first priority perfected security interests in favor of the Agent for the benefit of the Secured Parties under the Collateral Documents to the extent required by the Collateral Agreement, free and clear of all Liens except for Liens not prohibited by Section 6.2.

Section 5.12         Intellectual Property.

(a)          Subject to each Loan Party’s reasonable business judgment, each Loan Party shall maintain each registration and diligently prosecute each application of any of its Material Loan Party Intellectual Property.

(b)          Subject to each Loan Party’s reasonable business judgment, each Loan Party shall defend all of its Material Loan Party Intellectual Property and Exclusively Licensed Material IP against infringement, misappropriation or other violation by any other Persons, and against any claims of invalidity or unenforceability, in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect or otherwise result in the invalidity or unenforceability of any Material Loan Party Intellectual Property or Exclusively Licensed Material IP.

(c)          Subject to each Loan Party’s reasonable business judgment, the Borrower and each of its Subsidiaries shall protect the secrecy, confidentiality and value of its Material Loan Party Intellectual Property consisting of know-how, confidential or proprietary information or trade secrets.

(d)          The Borrower and each of its Subsidiaries shall, to the extent permitted by applicable law, require all of their employees and consultants who are involved in the development of material Intellectual Property on behalf of the Borrower or its Subsidiaries to enter into written confidentiality and invention assignment agreements pursuant to which such employee or consultant presently assigns and agrees to assign to the Borrower or its Subsidiaries all right, title and interest in and to such material Intellectual Property.

Section 5.13         Debt Service Reserve Account.

(a)          Subject to clauses (b) and (c) below, the Borrower shall fund and maintain at all such times cash denominated in U.S. dollars in a debt service reserve account (the “Debt Service Reserve Account”), in an amount equal to at least the amount required to pay interest on the Loans for a period of twelve (12) months (the “Debt Service Reserve Amount”).

(b)          The Debt Service Reserve Amount shall initially be equal to $9,592,380.00 as of the Closing Date, and after the Closing Date shall be recalculated on the first day of each Fiscal Quarter based on the LIBOR Rate for the Interest Period commencing on such date (assuming for purposes of such calculation that such rate shall remain in effect during the twelve (12) month period beginning on such date). Within 30 days after each such recalculation date and notice thereof from Agent to the Borrower, the Borrower shall deposit or cause to be deposited into the Debt Service Reserve Account such amounts in U.S. dollars as may be necessary to cause the balance of the Debt Service Reserve Amount to be at least equal to the Debt Service Reserve Amount.

(c)          The Borrower shall cause the Debt Service Reserve Account to become subject to a “blocked” account control agreement between the Borrower, the Agent and the applicable depositary bank in favor of the Agent in form and substance satisfactory to the Agent within the time period set forth in Schedule 5.17 hereto and thereafter to remain subject to such control agreement at all times. Agent agrees not to exercise any rights under such control agreement unless an Event of Default has occurred and is continuing.

Section 5.14         Collateral Access Agreements. Each Loan Party that is a party to the leases located at (i) 9380 Judicial Drive, San Diego, CA, (ii) 8395 Camino Santa Fe, San Diego, CA and (iii) 4955 Directors Place, San Diego, CA 92121 (or any replacement or other facility which holds assets now or in the future held or of the type held at any of such facilities) shall use its commercially reasonable efforts to deliver to the Agent a collateral access agreement and acknowledgment and waiver of liens from the applicable lessor or similar party with respect to such location, in form and substance reasonably satisfactory to the Agent.

Section 5.15         Further Assurances. Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Agent may reasonably request, to establish and maintain the valid and perfected first priority security interest in the Collateral to be granted to the Agent, for the benefit of the Secured Parties, under the Collateral Documents, all at the expense of Borrower, and provide to the Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.16         Right of First Refusal. In the event the Borrower or any other Loan Party intends, at any time while any Loans or Commitments remain outstanding, to obtain Indebtedness for borrowed money from one or more third-party financing sources in respect of which the Borrower will be an obligor, the Borrower shall comply with the ROFR Provisions with respect to such Indebtedness.

Section 5.17         Post-Closing Obligations. The Loan Parties shall, or shall cause their applicable Subsidiaries to, take each action set forth on Schedule 5.17 within the time period set forth therein for the taking of such action (or such longer time period as the Agent may agree in its sole discretion) (it being understood and agreed that all representations, warranties and covenants set forth in the Loan Documents with respect to the taking of any such action are qualified by the non-completion of such action until such time as such action is completed or required to be completed in accordance with this Section 5.17).

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party covenants and agrees, until the Commitments have terminated, the Obligations have been indefeasibly paid in full in cash, including the Prepayment Premium, if applicable, and the Exit Fee but excluding contingent indemnification obligations (other than those with respect to which the Agent or any Lender has then given notice to the Borrower) and this Agreement has terminated in accordance with Section 10.5, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI:

Section 6.1           Indebtedness. Each Loan Party shall not, and shall not permit any of its Subsidiaries to directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Intercompany Indebtedness, provided that (i) any such Indebtedness owing by a Loan Party to a Person that is not a Loan Party shall be subordinated in right of payment to the Obligations and (ii) the aggregate principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties to Loan Parties shall not exceed, together with the amount of Investment pursuant to Section 6.6(d)(i), the Non-Loan Party Cap;

(c)          Indebtedness in respect of cash management obligations, including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs, other similar arrangements and otherwise in connection with deposit accounts, and any guarantee obligations of any Loan Party and its Subsidiaries in connection therewith, in each case entered into in the Ordinary Course in an Arm’s-Length Transaction;

(d)          Indebtedness pursuant to Hedging Agreements not prohibited by Section 6.14;

(e)          Capitalized Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(f)          other unsecured Indebtedness in an aggregate principal amount not exceeding $375,000,000 at any time outstanding so long as (i) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing, (ii) there are no obligors in respect of such Indebtedness other than the Loan Parties, (iii) neither the scheduled maturity date nor the weighted average life to maturity of such Indebtedness is earlier than 90 days after the Scheduled Maturity Date, (iv) such Indebtedness shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance acceptable to the Agent (provided that such subordination agreement shall permit the Loan Parties to make regularly scheduled interest payments in respect of such Indebtedness so long as no Default or Event of Default has occurred and is continuing), (v) the all-in-yield as determined by the Agent in its sole discretion applicable to such Indebtedness (whether in the form of interest, margin, original issue discount, upfront fees or otherwise) shall not exceed 15% per annum and (vi) the aggregate amount of interest and amortization payable in cash by the Borrower and its Subsidiaries pursuant to all Indebtedness incurred under this clause (f) on a pro forma basis shall not exceed $25,000,000 per annum;

(g)          unsecured promissory notes convertible into common shares of the Borrower in an aggregate principal amount not to exceed $38,000,000 at any time outstanding (the “Convertible Notes”);

(h)          Indebtedness of any Person that becomes a Subsidiary of any Loan Party after the date hereof pursuant to a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and was not incurred in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) no other Loan Party or Subsidiary guarantees such Indebtedness and such Indebtedness is not otherwise recourse to any other Loan Party or Subsidiary, and (iii) the principal amount of Indebtedness permitted by this Section 6.1(h) shall not exceed in the aggregate $15,000,000 at any time outstanding;

(i)          (x) the Guarantee by any Loan Party of the Indebtedness or other obligations of any other Loan Party, to the extent such guarantor could have otherwise incurred such Indebtedness or other obligations directly as the primary obligor in accordance with this Agreement, and (y) the Guarantee by any Subsidiary that is not a Loan Party of the Indebtedness or other obligations of any other Subsidiary that is not a Loan Party;

(j)          the incurrence by the Loan Parties of Indebtedness under an unsecured revolving credit facility in the aggregate principal amount outstanding at any one time not to exceed $25,000,000 on terms that have been consented to in writing by the Required Lenders;

(k)          Indebtedness constituting reimbursement obligations with respect to letters of credit, bank guarantees or performance bonds issued in the Ordinary Course in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or in connection with the maintenance of, or pursuant to the requirements of, environmental permits or licenses from Governmental Authorities;

(l)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course;

(m)          Indebtedness of the Borrower consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course;

(n)          Indebtedness of the Borrower or its Subsidiaries consisting of obligations to make upfront payments, milestone payments, license payments and similar payments pursuant to any license agreement in an aggregate amount not to exceed $100,000,000 at any time; provided that the amount of such Indebtedness incurred in connection with any single transaction or series of related transactions shall not exceed $50,000,000;

(o)          Indebtedness of the Borrower pursuant to the Scilex Letter of Credit and the Scilex Indenture;

(p)          Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that no Loan Party shall be an obligor with respect to any such Indebtedness; and

(q)          other Indebtedness of the Loan Parties and its Subsidiaries outstanding on the Closing Date and set forth on Schedule 6.1, and any refinancing, renewal or extension thereof provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, renewal or replacement, except by the amount of any accrued but unpaid interest with respect to such Indebtedness at the time of such refinancing, renewal or replacement and any expenses reasonably incurred in connection with such refinancing, renewal or replacement, (ii) any refinancing, renewal or replacement of any subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders and (B) no more restrictive on the applicable Loan Party and its Subsidiaries than the subordinated Indebtedness being refinanced, renewed or extended, and (iii) the final maturity date and weighted average life to maturity of such refinancing, renewal or replacement shall not be prior to or shorter than that applicable to the Indebtedness refinanced thereby.

Notwithstanding the foregoing, in no event shall any Affiliate of any Loan Party (other than another Loan Party or wholly-owned Subsidiary thereof providing Indebtedness permitted pursuant to Section 6.1(b)) be permitted to be a lender to, or otherwise provide any Indebtedness to, any Loan Party or any of its Subsidiaries or directly, indirectly or beneficially hold any such Indebtedness.

Section 6.2           Liens. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any such Loan Party or any of its Subsidiaries, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any filing, recording, registration or other similar notice of any Lien with respect to any such property, asset, income or profits under any statute, except:

(a)          Liens in favor of the Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

(b)          Liens for Taxes, assessments or other governmental charges (i) not yet overdue or subject to penalties for nonpayment and in respect of which no enforcement proceedings have commenced or (ii) that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)          (i) statutory Liens of landlords, banks (including rights of set off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the Ordinary Course for sums (1) not yet overdue for a period of more than 60 days and in respect of which no enforcement proceedings have commenced or (2) being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, required by GAAP shall have been made for any such contested amounts and (ii) customary encumbrances on deposit accounts of the Loan Parties or any of their Subsidiaries in favor of depositary banks in connection with cash management services in the Ordinary Course and not securing Indebtedness;

(d)          Liens incurred in each case in the Ordinary Course in an Arm’s-Length Transaction in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) or deposits as security for contested taxes or import duties or for the payment of rent, so long as such is incurred in the Ordinary Course, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)          any (i) interest or title of a lessor or sublessor under any lease of real estate, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(g)          Liens in favor of lessors or sublessors securing operating leases and Liens in connection with the licensing and sublicensing of assets other than Intellectual Property, in each case, in the Ordinary Course and Liens permitted by Section 6.7(e);

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course in an Arm’s-Length Transaction;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)          Liens securing Indebtedness permitted pursuant to Section 6.1(e); provided that such Liens are created within 365 days after the acquisition of the property subject to such Liens and such Liens do not at any time encumber property other than the property financed by such Indebtedness;

(l)           any Lien securing Indebtedness permitted pursuant to Section 6.1(h) existing on any property or asset prior to the acquisition thereof by a Loan Party or any Subsidiary thereof or existing on any property or assets of a Person that becomes a Subsidiary of any Loan Party pursuant to a Permitted Acquisition; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Loan Parties or any of the Subsidiaries and (iii) such Lien secures only those obligations which it secured immediately prior to the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m)         Liens existing on the Closing Date and set forth on Schedule 6.2 and any renewals, extensions and replacements thereof; provided that any renewal, extension or replacement of such Liens shall secure only those obligations secured by such Liens on the date hereof;

(n)          Liens in favor of the Loan Parties;

(o)          deposits made or other security provided to secure liabilities to insurance carriers under insurance in the Ordinary Course;

(p)          leases or subleases of real property granted to others in the Ordinary Course which do not materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries, as a whole, do not materially detract from the value of the property subject thereto and do not secure any Indebtedness;

(q)          Liens securing judgments not constituting an Event of Default under Section 7.1(j);

(r)           Liens consisting of customary encumbrances on the Equity Interests in a Person which is not a Subsidiary of any Loan Party arising under any joint venture or similar agreement to the extent not prohibited under Section 6.3 or Section 6.5, including customary rights of first refusal, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any such Person;

(s)          Liens on motor vehicles of any of the Loan Parties or any of their Subsidiaries granted in the Ordinary Course;

(t)          Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness incurred pursuant to Section 6.1(p); and

(u)          Liens not otherwise permitted under this Agreement and not securing Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding.

Section 6.3           No Negative Pledges. Except with respect to restrictions (a) in any agreement relating to a Joint Venture in which the Borrower and its Subsidiaries collectively own 10% or less of the outstanding Equity Interests on a fully-diluted basis that prohibit the holders of Equity Interests in such Joint Venture from granting a security interest in such Equity Interests or (b) by reason of customary provisions restricting assignments, subletting or other transfers contained in (i) leases, licenses and other agreements not in respect of Indebtedness entered into in the Ordinary Course in an Arm’s-Length Transaction, (ii) agreements evidencing other Indebtedness permitted by Section 6.1(e), and (iii) agreements related to Asset Sales permitted under Section 6.7 (provided that, in the case of each of clauses (i), (ii) and (iii), such restrictions are limited to the property or assets subject to such lease, license, Asset Sale or similar arrangement and, in the case of an Asset Sale or similar arrangement, solely apply pending the consummation such Asset Sale), each Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into any agreement after the Closing Date prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.4           Restricted Payments; Certain Payments of Indebtedness. Each Loan Party shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly:

(a)          declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, obligations, Equity Interests, other Securities or other property to its stockholders, partners or members (or the equivalent Persons thereof), or purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in such Loan Party, based on their ownership interest in such Subsidiary, except (i) payments in the form of Equity Interests (other than Disqualified Equity Interests) of the Borrower, (ii) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests ratably to their equityholders, (iii) in connection with the conversion of Securities of the Borrower into Equity Interests (other than Disqualified Equity Interests) and the payment in cash in lieu of fractional shares in connection therewith, (iv) so long as no Default or Event of Default has occurred and is continuing, payments made from the Net Cash Proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) by the Borrower within 180 days of such issuance; (v) payments by the Borrower to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of its Equity Interests; provided such payments are not made for the purpose of evading the restrictions of this Section 6.4; (vi) payments to satisfy dissenters’ rights pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets not otherwise prohibited by this Agreement; (vii) payments to redeem or retire any warrants held by any Lender or Affiliate thereof, (viii) payments pursuant to stock compensation or similar plans in the Ordinary Course, or to repurchase, redeem or otherwise acquire Equity Interests of a Loan Party or its Subsidiaries held by any former employees, officers, directors or consultants, not to exceed $1,000,000 in any Fiscal Year, with unused amounts in any Fiscal Year being carried over to the next succeeding Fiscal Year (subject to a maximum of $2,500,000 of such payments in any Fiscal Year), (ix) regularly scheduled interest payments with respect to the Convertible Notes, and (x) Tax Distributions; or

(b)          make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal or interest on, or redeem, repurchase, retire or otherwise acquire, any Indebtedness for borrowed money, except (i) payments to the Agent or the Lenders in respect of the Obligations, (ii) regular scheduled payments of interest and principal as and when due (to the extent not prohibited by applicable subordination provisions in favor of the Agent), and (iii) the conversion of any Indebtedness into common Equity Interests.

Section 6.5           Restrictions on Subsidiary Distributions. Except as provided herein and in the other Loan Documents, each Loan Party shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of such Loan Party to (v) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by such Loan Party, (w) repay or prepay any Intercompany Indebtedness owed to a Loan Party (other than in accordance with any subordination agreement applicable thereto), (x) make loans or advances to any Loan Party, (y) transfer, lease or license any of its property or assets to any Loan Party other than restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course in an Arm’s-Length Transaction or (z) in the case of a Domestic Subsidiary, guarantee the Obligations and grant a first-priority security interest in substantially all of its assets of the type constituting Collateral.

Section 6.6           Investments. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in or to any Loan Party by any other Loan Party;

(c)          Investments by any Subsidiary of the Borrower that is not a Loan Party in or to another Subsidiary of the Borrower that is not a Loan Party;

(d)          (i) Investments by any Loan Party in any Subsidiary or Joint Venture of the Borrower that is not a Loan Party (other than the Scilex Subsidiary) in an aggregate amount, together with the principal amount of any Intercompany Indebtedness incurred by any Subsidiary that is not a Loan Party pursuant to Section 6.1(b)(ii) and any amounts described in the proviso to Section 6.6(h), not to exceed the Non-Loan Party Cap, (ii) Investments by any Loan Party in the Scilex Subsidiary in an aggregate amount not to exceed $25,000,000 at any time outstanding and (iii) the Scilex Subordinated Loan;

(e)          Investments in the Ordinary Course not otherwise prohibited by the terms of this Agreement and not in an aggregate amount at any time in excess of $5,000,000;

(f)          [reserved];

(g)          Equity Interests in third parties received as consideration for dispositions permitted by Section 6.7(f) or as performance incentives under agreements not otherwise prohibited by the terms of this Agreement pursuant to which no cash was paid for all or any portion of such Investment;

(h)          Investments acquired or made in connection with any Permitted Acquisitions provided, that the aggregate consideration paid by Loan Parties for the acquisition of the capital stock of Persons that do not become Loan Parties (or assets that are not acquired by one or more Loan Parties) shall not exceed an amount equal to (i) the Non-Loan Party Cap less the amount of any Investments pursuant to Section 6.6(d)(i) plus (ii) an amount equal to 75% of the Net Cash Proceeds from the issuance of common stock of the Borrower (excluding any such proceeds applied to make Restricted Payments pursuant to Section 6.4(a)(iv)) that are applied to fund such Investments within 90 days of such issuance;

(i)          Loans and advances in the Ordinary Course to employees, officers, directors or consultants or the Guarantee of any such loans or advances made by a third party in an amount not to exceed $250,000 at any time outstanding;

(j)          any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and set forth on Schedule 6.6;

(k)          any Investment acquired by a Loan Party or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by such Person in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by such Person with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l)          Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(m)         Hedging Obligations permitted under Section 6.14; and

(n)          Investments in the Ordinary Course consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices.

Notwithstanding anything in this Agreement to the contrary, (i) the Borrower shall not, and shall not permit any of its Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or other disposition of any kind, any Specified Assets to any Person other than a Loan Party or (y) permit any Person other than Loan Parties wholly-owned, directly or indirectly, by the Borrower, to hold any interest in the Specified Assets, in each case, except (I) pursuant to Asset Sales to Persons that are not Affiliates of the Borrower permitted pursuant to Section 6.7 so long as the Net Cash Proceeds thereof are applied in accordance with Section 2.7(b) and (II) the assets comprising the Virttu Biologics business and the assets comprising the Levena Biopharma business that are owned by wholly-owned Foreign Subsidiaries of the Loan Parties as of the Closing Date may continue to be owned by such wholly-owned Subsidiaries, (ii) no Intellectual Property owned by any Loan Party that is material to the business or operations of the Borrower and its Subsidiaries shall be contributed as an Investment by any Loan Party to any Person that is not a Loan Party and (iii) none of the Loan Parties nor any of their Subsidiaries shall, directly or indirectly, make any Investment in the Scilex Subsidiary other than in accordance with and pursuant to Sections 6.6(d)(ii) and (iii) above.

Section 6.7           Fundamental Changes; Disposition of Assets. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, (i) enter into any merger, consolidation, amalgamation or division, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) consummate an Asset Sale or (iv) sell, transfer, license or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, in each case, except:

(a)          (i) any Subsidiary of any Loan Party (other than the Borrower) may enter into any merger, consolidation, amalgamation or division with or into such Loan Party or any other Subsidiary of such Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred, licensed or otherwise disposed of, in one transaction or a series of transactions, to a Loan Party; provided, however, in the case of such a merger, consolidation, amalgamation or division involving a Loan Party and a Subsidiary of the Borrower that is not a Loan Party, such Loan Party shall be the continuing or surviving Person; provided further that in no event shall the Borrower be party to any merger, consolidation, amalgamation or division or be liquidated, wound up or dissolved, and (ii) any Subsidiary that is not a Loan Party may enter into any merger, consolidation, amalgamation or division with or into any other Subsidiary that is not a Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred, licensed or otherwise disposed of, in one transaction or a series of transactions, to Subsidiary that is not a Loan Party;

(b)          (i) any Asset Sale to a Loan Party by another Loan Party or (ii) any Asset Sale by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(c)          Dispositions of delinquent accounts receivable in connection with the collection or compromise thereof in the Ordinary Course in an Arm’s-Length Transaction;

(d)          leases or subleases (other than in respect of Intellectual Property) granted by any Loan Party or any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms-length commercial terms;

(e)          so long as no Default has occurred and is continuing on the date of grant, (i) non-exclusive licenses and sublicenses in respect of Intellectual Property in the Ordinary Course and (ii) exclusive licenses and sublicenses in respect of the Intellectual Property relating to CD38, RTX or carcinoembryonic antigen so long as (x) the Loan Party or Subsidiary licensing such Intellectual Property receives aggregate non-refundable upfront consideration of at least $75,000,000 therefor (of which at least $50,000,000 shall consist of cash), (y) such license or sublicense is not to an Affiliate of the Borrower and (z) to the extent a Loan Party is the licensor or sublicensor, such proceeds and any rights to future payments pursuant to such license or sublicense shall not directly or indirectly be contributed to or invested in a Person that is not a Loan Party;

(f)          sales or other dispositions of Equity Interests of a Subsidiary of the Borrower so long as (i) after giving effect to such transaction and any related transactions, the Borrower or Subsidiary that owned the Equity Interests of such Subsidiary immediately prior to such transactions continues to hold at least 70% of the Equity Interests of such Subsidiary measured by voting power and economic rights and shall continue to hold such Equity Interests on a going forward basis and (ii) to the extent such Subsidiary was, or was required to be, a Loan Party immediately prior to such transactions, such Subsidiary continues (x) to be a Loan Party following such transactions and on a going forward basis, (y) to guarantee the Obligations pursuant to the Guaranty following such transactions and on a going forward basis, and (z) to grant a valid first-priority security interest in its assets to secure the Obligations following such transactions and on a going forward basis, in each case, to the same extent as would be required under this Agreement and the other Loan Documents if such Subsidiary were a wholly-owned Subsidiary of the Borrower;

(g)          sales of Non-Core Assets in any Arm’s-Length Transaction so long as (i) the consideration for such sale is at least equal to the fair market value of the assets being sold, with at least 50% of such consideration consisting of cash, and (ii) the fair market value of all assets sold pursuant to this paragraph (g) shall not exceed $75,000,000 in the aggregate;

(h)          other Asset Sales so long as (i) the consideration for any such Asset Sale is at least equal to the fair market value of the assets being sold, with at least 75% of such consideration consisting of cash, and (ii) the fair market value of all assets sold, transferred, leased, licensed or otherwise disposed of pursuant to this paragraph (h) shall not exceed $50,000,000 in the aggregate;

(i)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any wholly-owned Subsidiary of the Borrower may merge or consolidate with any Person other than another Subsidiary in order to effect a Permitted Acquisition; provided that (i) in the case of any merger or consolidation involving a Loan Party, such Loan Party is the continuing or surviving Person and remains a Loan Party and (ii) after giving effect to such merger or consolidation, such Subsidiary continues to be a wholly-owned Subsidiary of the Borrower; and

(j)          any sale, transfer or other disposition of the Equity Interests of the Scilex Subsidiary.

Section 6.8           Transactions with Affiliates. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Loan Party other than in an Arm’s-Length Transaction; provided, the foregoing restriction shall not apply to (i) any transaction between the Loan Parties, (ii) the payment of reasonable and customary compensation, benefits, fees and reimbursement of expenses paid to, and indemnity, contribution and insurance provided on behalf of, officers, directors, employees or consultants of the Borrower and its Subsidiaries (including the Scilex Subsidiary), (iii) restricted payments permitted under Section 6.4 and (iv) Intercompany Indebtedness permitted under Section 6.1 and Investments by Loan Parties in Subsidiaries of the Borrower pursuant to Section 6.6(d); provided that (A) in the event any transaction or series of related transactions with any Affiliate of any Loan Party not described in clauses (i) through (iv) above involves aggregate consideration in excess of $5,000,000, the terms of such transaction have been approved by a majority of the members of the board of directors of the Borrower having no personal stake in such transaction and such majority determines that such transaction is an Arm’s-Length Transaction, (B) in the event any such transaction or series of related transactions not described in clauses (i) through (iv) involves aggregate consideration in excess of $10,000,000, the Borrower shall have provided the Agent with an opinion from an Independent Financial Advisor stating that such transaction is fair to the Loan Parties from a financial point of view. Notwithstanding the foregoing, in no event shall any Affiliate of any Loan Party (other than another Loan Party or wholly-owned Subsidiary thereof providing Indebtedness permitted pursuant to Section 6.1(b)) be permitted to be a lender to, or otherwise provide any Indebtedness to, any Loan Party or any of its Subsidiaries or directly, indirectly or beneficially hold any such Indebtedness.

Section 6.9           Conduct of Business. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Loan Parties on the Closing Date and similar or related businesses.

Section 6.10         Fiscal Year. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year from a Fiscal Year ending December 31 without prior written consent of the Agent.

Section 6.11         Investment Company Act. Each Loan Party shall not suffer or permit any event to occur that would cause the Borrower or any other Loan Party to be an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.12         Organizational Documents. No Loan Party shall enter into any amendment, supplement or other modification of its Organizational Documents or shall cause or permit any of its Subsidiaries to permit any amendment, supplement or modification of their respective Organizational Documents, in each case in any way that would reasonably be expected to materially adversely affect the interests of the Lenders under this Agreement or the other Loan Documents.

Section 6.13         Anti-Terrorism Laws. None of the Loan Parties, their Subsidiaries or any of their agents shall:

(a)          conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person;

(b)          deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; or

(c)          engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth any Sanctions, the USA PATRIOT Act or any other Anti-Terrorism Law.

Each Loan Party shall and shall cause its Subsidiaries to deliver to the Agent and/or any Lender any certification or other evidence reasonably requested from time to time by any the Agent and/or any Lender in its sole discretion, confirming the Loan Parties’ compliance with this Section 6.13.

Section 6.14         Hedging Agreements. No Loan Party nor any of their Subsidiaries shall enter into Hedging Agreements for speculative purposes.

Section 6.15         Minimum Liquidity. The Borrower shall maintain at all times $15,000,000 (the “Minimum Liquidity Amount”) of cash subject to no liens (other than (i) Liens in favor of the Agent for the benefit of the Secured Parties and (ii) statutory Liens in favor of the applicable depositary bank) in bank accounts over which the Agent has a perfected first-priority security interest within the time period set forth on Schedule 5.17 hereto; provided that cash in the Debt Service Reserve Account shall not count toward the Minimum Liquidity Amount. Agent agrees not to exercise any rights under any control agreement on any such accounts unless an Event of Default has occurred and is continuing.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.1           Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          the Borrower or any other Loan Party shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the Scheduled Maturity Date or otherwise or (ii) any amount of any prepayment under Section 2.7 at a date fixed for prepayment thereof;

(b)          the Borrower or any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure, in the case of interest on any Loan, shall continue unremedied for a period of five (5) Business Days and, in the case of any fee or other amount, shall continue unremedied for a period of five (5) Business Days following the written demand by the Agent to the applicable Loan Party for such payment;

(c)          any representation or warranty made by the Borrower or any other Loan Party in writing in connection with this Agreement or any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made;

(d)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1 (Financial Statements and Other Reports), 5.2 (Existence, with respect to each Loan Party’s existence) 5.5 (Insurance), 5.6 (Books and Records; Inspections), 5.7(b) (Compliance with Laws), 5.8 (Additional Guarantors), 5.13 (Debt Service Reserve Account) or Article VI (Negative Covenants);

(e)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement to be observed or performed by such Person and contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days;

(f)          the Borrower, any other Loan Party or any of their Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace or cure period) unless such failure is waived or consented to by the holder(s) of such Material Indebtedness prior to the acceleration of the Obligations;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity unless the holder(s) of such Material Indebtedness consent thereto or waive their rights with respect thereto prior to the acceleration of the Obligations;

(h)          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of a Loan Party or any Material Subsidiary, or of a substantial part of the property or assets of a Loan Party or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of the property or assets of a Loan Party or a Material Subsidiary or (C) the winding-up or liquidation of a Loan Party or any Material Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) a Loan Party or any Material Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h)(i) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of the property or assets of a Loan Party or any Material Subsidiary, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, or (F) take any action for the purpose of effecting any of the foregoing;

(i)          any Loan Party is (i) not Solvent, (ii) unable or admits inability to pay its debts as they fall due, or (iii) is deemed to, or is declared to, be unable to pay its debts under applicable law;

(j)          one or more final judgments for the payment of money in an aggregate amount in excess of $5,000,000 (net of any amounts that are covered by enforceable insurance policies issued by solvent carriers) shall be rendered against any other Loan Party or their respective Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any other Loan Party or any of their respective Subsidiaries to enforce any such judgment;

(k)          any Collateral Document shall for any reason fail to create, or shall be asserted in writing by any Loan Party to fail to create, a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document or as a result of any action or inaction of the Agent so long as not resulting from the breach of or non-compliance with any Loan Document by any Loan Party;

(l)          any Loan Document shall for any reason be asserted in writing by any Loan Party or its Affiliates not to be a legal, valid and binding obligation of such party thereto;

(i)         (A) there shall occur one or more ERISA Events which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect; or (B) there occurs any fact or circumstance that results in the imposition of a Lien or security interest on any material portion of the Collateral pursuant to Section 430(k) of the Internal Revenue Code or ERISA; or

(m)         there occurs any Change of Control;

then, in every such event, and at any time thereafter during the continuance of such event, the Agent may, and at the written request of the Required Lenders shall, by notice to the Borrower, (A) terminate the Commitments and declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, including any applicable Prepayment Premium and the Exit Fee, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party and (B) exercise any and all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity; provided that, in the case of any event with respect to any Loan Party described in Section 7.1(h), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder and any other Loan Documents, including any applicable Prepayment Premium and the Exit Fee, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party. For the avoidance of doubt, the Prepayment Premium and the Exit Fee shall be due and payable by the Loan Parties immediately prior to, and notwithstanding, the automatic acceleration of the outstanding principal of the Loans and all other accrued liabilities contemplated hereunder.

ARTICLE VIII
AGENCY

Section 8.1           Appointment and Authority. Each of the Lenders hereby irrevocably appoints Oaktree Fund Administration, LLC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and to hold the benefit of the Collateral upon trust for the Secured Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Any reference to or use of the term “collateral agent” or “administrative agent” in any Loan Document is intended as a reference to the Agent in both such capacities.

Section 8.2           Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3           Exculpatory Provisions.

(a)          The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)          The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 7.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default and conspicuously identified as a “notice of default” is given to the Agent in writing by any Loan Party or a Lender.

(c)          The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.4           Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5           Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6           Resignation of Agent.

(a)          The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least 30% outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Borrower, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Agent has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity or expense reimbursement payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity and expense reimbursement payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent after the date such successor becomes Agent shall be the same as those that would have been payable to its predecessor after such date unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3, shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.7           Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8           Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Section 10.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 10.3.

Section 8.9           Collateral and Guarantee Matters. (a) The Secured Parties irrevocably authorize the Agent, at its option and in its discretion,

(i)          to release any Lien on any property granted to or held by the Agent under any Loan Document (x) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.9, and if so requested, the Agent shall have no liability for failure to release or subordinate any such interest or for failure to release any Guarantor until it shall have received confirmation from the Required Lenders.

(b)          The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE IX
GUARANTY

Section 9.1           The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly and severally with each other Guarantor, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on the extension of credit made to the Borrower pursuant to this Agreement, (ii) all other amounts payable by the Borrower and the Guarantors under this Agreement and the other Loan Documents and (iii) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower and the Guarantors of all of the agreements, conditions, covenants, and obligations of the Borrower and the Guarantors contained in the Loan Documents (collectively, the “Guaranteed Obligations”). Upon failure by the Borrower or any Guarantor to pay punctually any such amount or perform such obligation, such that an Event of Default occurs and continues, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be. All payments required to be made by each Guarantor hereunder shall be applied by the Agent in accordance with Section 2.8. Each of the Guarantors hereby agrees that the guaranty hereunder is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

Section 9.2           Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)          any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(b)          any modification or amendment of or supplement to this Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(c)          any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, such Guarantor or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, such Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower, such Guarantor or any other guarantor of any of the Guaranteed Obligations;

(d)          the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)          the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower, such Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, such Guarantor or any other guarantor of the Guaranteed Obligations;

(f)          the failure of the Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(g)          the disallowance, under any Debtor Relief Laws, of all or any portion of the claims of the Secured Parties or the Agent for repayment of all or any part of the Guaranteed Obligations;

(h)          the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(i)          any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(j)          any other act or omission to act or delay of any kind by the Borrower, such Guarantor, any other guarantor of the Guaranteed Obligations, the Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 9.2, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

Section 9.3           Discharge Only Upon Payment In Full. Subject to any prior release herefrom of any Guarantor by the Agent in accordance with (and pursuant to authority granted to the Agent under) the terms of this Agreement, each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments have terminated and all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Loans issued under this Agreement shall have terminated or expired, and all other financing arrangements among the Borrower or any Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive.

Section 9.4           Additional Waivers; General Waivers.

(a)          Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i)          any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)         (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)        its right, if any, to require the Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv)        (A) any rights to assert against the Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Agent and the Secured Parties by operation of law as a result of the Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v)         any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Agent and the other Secured Parties; or (b) any election by the Agent and the other Secured Parties under any provision of any Debtor Relief Law to limit the amount of, or any collateral securing, its claim against the Guarantors.

(b)          General Waivers. Each Guarantor irrevocably waives, to the fullest extent permitted by law, any notice not provided for herein, in any Loan Document or any other agreement, document or instrument executed in connection herewith or therewith.

Section 9.5           Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Loan Party at any time while this Guaranty is in effect, all such amounts otherwise subject to acceleration under the terms of this Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent.

Section 9.6           Reinstatement. Notwithstanding anything to the contrary contained in this Guaranty, each of the Guarantors agrees that (a) if at any time payment, or any part thereof, of any Guaranteed Obligation is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid under any Debtor Relief Law or equitable cause, then, to the extent of such payment or repayment, its guarantee hereunder shall remain in full force and effect, as fully as if such payment had never been made or, shall be reinstated in full force and effect, as the case may be; and (b) the provisions of this Section 9.6 shall survive termination of this Guaranty.

Section 9.7           Subrogation. Until the prior and complete satisfaction of all Termination Conditions, each Guarantor, (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Secured Parties or the Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Secured Parties and the Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Guarantor may have to prior and complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Agent and the Secured Parties and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.7.

Section 9.8           Subordination of Intercompany Indebtedness. Each Guarantor agrees that all Intercompany Indebtedness held by such Guarantor and owed by a Loan Party shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations and the satisfaction of all other Termination Conditions; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, such Guarantor may make loans to and receive payments not prohibited by the terms of this Agreement or any other Loan Document with respect to such Intercompany Indebtedness from the related obligor. Should any payment, distribution, security or instrument or proceeds thereof be received by such Guarantor upon or with respect to the Intercompany Indebtedness in contravention of this Agreement, any other Loan Document or after the occurrence and continuance of an Event of Default, including, without limitation, an event described in Section 7.1(g), Section 7.1(h) or Section 7.1(i), prior to the satisfaction of all of the Termination Conditions, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the Secured Parties. If any Guarantor fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers or employees are irrevocably authorized to make the same.

Section 9.9           Contribution with Respect to Guaranteed Obligations.

(a)          To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)          As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Agreement without rendering such claim voidable or avoidable under any Debtor Relief Law or other applicable law.

(c)          This Section 9.9 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 9.9 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)          The rights of the indemnifying Guarantors against other Guarantors under this Section 9.9 shall be exercisable upon the prior and complete satisfaction of the Termination Conditions.

ARTICLE X
MISCELLANEOUS

Section 10.1         Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (other than to the Borrower or any other Loan Party) or email as follows:

(i)          if to the Borrower or any other Loan Party, to it at its address (or e-mail) as set forth in Appendix A;

(ii)         if to the Agent, to the address (or facsimile number or e-mail) of its Principal Office as set forth in Appendix A;

(iii)        if to the Lenders party hereto as of the Closing Date, to the address (or facsimile number or e-mail) as set forth in Appendix A;

(iv)        if to any other Lender, to it at its address (or facsimile number or e-mail) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Any such notices and other communications furnished by electronic communication shall be in the form of attachments in .pdf format.

(c)          Change of Address, etc. Any party hereto may change its address, email or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2         Waivers; Amendments.

(a)          No failure or delay by the Agent, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower or the applicable Loan Party, as the case may be, and the Required Lenders (with a copy thereof to the Agent) or by the Borrower or such applicable Loan Party, and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender affected thereby, (ii) increase the Delayed Draw Term Loan Commitment of any Lender or otherwise modify the conditions to the funding of the Delayed Draw Term Loans without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.8(c) or Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, hereunder without the prior written consent of the Agent.

Section 10.3         Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Agent and the Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agent and if necessary, a single local counsel for the Agent in each relevant material jurisdiction) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender), in connection with the enforcement, exercise or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3(a), or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Indemnification by the Loan Parties. Each Loan Party shall, jointly and severally, indemnify the Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party, except to the extent set forth below) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party (except to the extent set forth below), and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) in connection with any dispute between or among any one or more of the Agent and/or any Lender(s). This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent (or any such sub-agent), each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party of the Agent (or such sub-agent), as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share of the aggregate amount of the Loans outstanding at such time, or if all Loans have been repaid, based on such Lender’s Pro Rata Share of the Loans as of the last day on which any portion of the Loans remained outstanding) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party acting for the Agent (or any such sub-agent) in connection with such capacity.

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing in the foregoing shall limit the indemnification obligations of the Loan Parties pursuant to clause (b) above. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable promptly after demand therefor.

Section 10.4         Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.4, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan at the time owing to it or contemporaneous assignments to related Approved Assignees that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.4 in the aggregate or in the case of an assignment to an Approved Assignee, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section 10.4, the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is accepted and recorded by the Agent) shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.4 and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Approved Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof; and

(B)         the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loans to a Person who is not an Approved Assignee.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (to be paid by the assignor and assignee); provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire and any other Know-Your-Customer or other documentation or information reasonably requested by the Agent, including, without limitation, any such documentation or information required under the USA PATRIOT Act or anti-money laundering rules and regulations.

(v)         No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c)          Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)          Participations. Any Lender may at any time, with the consent of the Borrower and the Agent (each such consent not to be unreasonably withheld, conditioned or delayed), sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the amendments or modifications requiring unanimous consent of the Lenders described in Section 10.2(b) that directly affect such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.14 and Section 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(e) (it being understood that the documentation required under Section 2.11(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant (x) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section 10.4; and (y) shall not be entitled to receive any greater payment under Section 2.11 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5         Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Commitment is outstanding or the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11, Section 2.12, Section 2.14, Section 10.3 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans or the termination of this Agreement or any provision hereof. Except as expressly set forth in this Section 10.5, this Agreement shall terminate when the Commitments have terminated and the Obligations have been indefeasibly paid in full in cash, including the Prepayment Premium, if applicable, and the Exit Fee but excluding contingent indemnification obligations (other than those with respect to which the Agent or any Lender has then given notice to the Borrower); provided, however, that the Guaranty shall remain in full force and effect until the Termination Conditions have been completely satisfied and the other Loan Documents and the Collateral Documents, shall remain in full force and effect until terminated in accordance with their respective terms. Notwithstanding the termination of this Agreement or any provision hereof, Section 10.2, Sections 10.4(a), (b), (c) and (d), and Section 10.6(b) shall survive and remain in full force and effect until the Commitments are terminated and all Obligations are indefeasibly paid in full.

Section 10.6         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, including the Fee Letters, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.7         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.8         Governing Law; Jurisdiction.

(a)          Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.8. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.

Section 10.9         Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10         Treatment of Certain Information; Confidentiality.

(a)          The Agent and each of the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to be bound by the provisions of this Section 10.10); (ii) to the extent required or requested by, or as part of normal reporting or review procedures to or examinations by, any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any securities exchange on which securities of the disclosing party or any Affiliate thereof are listed or traded; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, including reporting requirements applicable to the disclosing party or its Affiliates; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.10, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder; (vii) on a confidential basis to (A) any rating agency in connection with rating the Loan Parties or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (viii) with the written consent of the Borrower; (ix) to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.10, or (B) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties so long as the Agent or such Lender does not have any notice that the disclosure thereof is a breach of a confidentiality agreement.

(b)          For purposes of this Section 10.10, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or the Scilex Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)          The Loan Parties, the Agent and the Lenders agree not to publish any press release with respect to the Loan or other transactions contemplated by this Agreement without the prior consent of each other party to this Agreement.

Section 10.11         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.11 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.12         USA PATRIOT Act. The Agent and each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the each Loan Party and other information that will allow the Agent and each such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.13         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties hereto, each such party hereto acknowledges that any liability of any Lender or Agent that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Agent that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

Borrower:	SORRENTO THERAPEUTICS, INC.

By:
Name: Henry Ji. Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer

Guarantors:	ARK ANIMAL HEALTH, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

BIOSERV CORPORATION

By:
Name: Henry Ji, Ph.D.
Title: President

Coentre Technologies LLC

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

Concortis Biosystems, Corp.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

[Signature Page to Term Loan Agreement]

LA CELL, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

SCINTILLA PHARMACEUTICALS, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

SNAN HOLDCO LLC

By:
Name: Henry Ji, Ph.D.
Title: Manager

SORRENTO BIOLOGICS, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

TNK THERAPEUTICS, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

[Signature Page to Term Loan Agreement]

BDL PRODUCTS, INC.

By:
Name: Henry Ji, Ph.D.
Title: President

CARGENIX HOLDINGS LLC

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

CONCORTIS, INC.

By:
Name: Henry Ji, Ph.D.
Title: President

LEVENA BIOPHARMA US, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

SINIWEST HOLDING CORP.

By:
Name: Henry Ji, Ph.D.
Title: President

[Signature Page to Term Loan Agreement]

Agent:	OAKTREE FUND ADMINISTRATION, LLC

By:
Name:
Title:

[Signature Page to Term Loan Agreement]

Lenders:	[●]

By:
Name:
Title:

[Signature Page to Term Loan Agreement]

APPENDIX A

(Notice Addresses, Principal Offices and Lending Offices)

Loan Parties:

c/o SORRENTO THERAPEUTICS, INC.

Address: 4955 Directors Place, San Diego, CA 92121

Email: hji@sorrentotherapeutics.com

Attention: Chief Executive Officer

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeff Hartlin, Esq.

Facsimile: (650) 320-1904

Email: jeffhartlin@paulhastings.com

Agent and Initial Lenders:

c/o OAKTREE CAPITAL MANAGEMENT (UK) LLP

Address: Verde, 10 Bressenden Place

London, SW1E 5DH

United Kingdom

Email: amkumar@oaktreecapital.com; oaktreeagency@cortlandglobal.com

Attention: Aman Kumar

with a copy to (which copy shall not constitute notice):

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Facsimile: (213) 830-6293

Email: mgallegly@oaktreecapital.com

Attention: Mary Gallegly and Legal Department

and with a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Ari B. Blaut, Esq.

Facsimile: (212) 291 9219

Email: blauta@sullcrom.com

APPENDIX B

Closing Date Term Loan Commitments

Name of Lender	Commitment	Pro Rata Share
SC Investments NE Holdings, LLC	$26,972,210.30	26.972%
SC Investments E Holdings, LLC	$40,027,789.70	40.028%
Oaktree Strategic Income II, Inc.	$8,000,000.00	8.000%
OCSL SRNE, LLC	$25,000,000.00	25.000%
Total	$100,000,000.00	100.000%

Delayed Draw Term Loan Commitments

Name of Lender	Commitment	Pro Rata Share
SC Investments NE Holdings, LLC	$8,091,663.09	26.9722%
SC Investments E Holdings, LLC	$12,008,336.91	40.0278%
Oaktree Strategic Income II, Inc.	$2,400,000.00	8.0000%
OCSL SRNE, LLC	$7,500,000.00	25.0000%
Total	$30,000,000.00	100.000%

Early Delayed Draw Term Loan Commitments

Name of Lender	Commitment	Pro Rata Share
SC Investments NE Holdings, LLC	$~~13,486,105.15~~5,394,442.06	~~26.972~~26.9722%
SC Investments E Holdings, LLC	$~~20,013,894.85~~8,005,557.94	~~40.028~~40.0278%
Oaktree Strategic Income II, Inc.	$~~4,000,000.00~~1,600,000.00	~~8.000~~8.0000%
OCSL SRNE, LLC	$~~12,500,000.00~~5,000,000.00	~~25.000~~25.0000%
Total	$~~50,000,000.00~~20,000,000.00	100.000%